Exhibit 10.1

Execution Version

CREDIT AGREEMENT

among

ANI PHARMACEUTICALS, INC.,
as Lead Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE LEAD BORROWER
FROM TIME TO TIME PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of November 4, 2026

JPMORGAN CHASE BANK, N.A.,

as Sole Lead Arranger and Sole Bookrunner

i

Schedules
Schedule 1.1(a)	Investments
Schedule 1.1(b) Schedule 1.1(c)	Liens Permitted Target Indebtedness
Schedule 2.1(a)	Lenders and Commitments
Schedule 3.3	Patriot Act Information
Schedule 3.6	Litigation
Schedule 3.12	Subsidiaries
Schedule 3.16(a)	[Reserved]
Schedule 3.16(b)	[Reserved]
Schedule 3.16(c)	[Reserved]
Schedule 3.16(d)	[Reserved]
Schedule 3.16(e)	[Reserved]
Schedule 5.15	Post-Closing Matters
Schedule 6.1(b)	Indebtedness

Exhibits
Exhibit 1.1(a)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Joinder Agreement
Exhibit 1.1(d)	Form of Intercreditor Agreement
Exhibit 2.2(c)	Form of Note
Exhibit 2.16(a)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(b)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(c)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(d)	Form of U.S. Tax Compliance Certificate
Exhibit 4.1(a)	Form of Effective Date Certificate
Exhibit 4.2(a)	Form of Initial Funding Date Certificate
Exhibit 5.2(a)	Form of Compliance Certificate

v

CREDIT AGREEMENT, dated as of November 4, 2026, by and among ANI PHARMACEUTICALS, Inc., a Delaware corporation (the “Lead Borrower”), the Additional Subsidiary Borrowers (as hereinafter defined), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Lead Borrower is party to that certain Credit Agreement, dated as of August 13, 2024 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”), by and among the Lead Borrower, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent;

WHEREAS, pursuant to the Eagle Offer Documents, the Lead Borrower is making a public offer in accordance with the Takeover Requirements to acquire 100% of the share capital and votes in Egetis Therapeutics AB (publ), Reg. No. 556706-6724, being a limited liability company incorporated under the laws of Sweden (“Eagle”) and its subsidiaries, conditional upon, among other things, the Lead Borrower becoming owner of more than 90% of the share capital and votes in Eagle (the “Eagle Offer”);

WHEREAS, following the Eagle Settlement Date, Eagle may repay in full or in part certain Indebtedness of Eagle outstanding as of the Effective Date and, if applicable, obtain a release of all security interests granted in connection therewith (the “Eagle Refinancing”);

WHEREAS, to consummate the Transactions, the Lead Borrower has requested that, subject to the satisfaction (or waiver) of the conditions precedent set forth in Section 4.1 below, the Lenders commit to extend Loans pursuant to the terms of this Agreement in an aggregate principal amount equal to $676,000,000, with the funding of such Loans to be subject solely to the satisfaction (or waiver) of the conditions precedent set forth in Sections 4.2 and 4.3 below, as applicable; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrowers on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1            Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Additional Credit Party” shall mean (i) each Person that becomes an Additional Subsidiary Borrower by execution of an Additional Subsidiary Borrower Joinder Agreement and (ii) each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Additional Subsidiary Borrower” shall mean any Restricted Subsidiary that is a Wholly Owned Subsidiary and Domestic Subsidiary of the Lead Borrower that is designated by the Lead Borrower in a notice to the Administrative Agent for distribution to the Lenders as an “Additional Subsidiary Borrower” for purposes of this Agreement and the other Credit Documents; provided that (i) the Lead Borrower provides such notice at least twenty (20) Business Days (or such shorter period as may be reasonably agreed by the Administrative Agent) prior to the date such Restricted Subsidiary becomes an Additional Subsidiary Borrower and has provided to the Administrative Agent and the Lenders at least three (3) Business Days prior to the date such Restricted Subsidiary becomes an Additional Subsidiary Borrower all information as may be requested by the Administrative Agent and the Lenders to comply with any applicable Anti-Terrorism Law or other “know-your-customer” requirements and (ii) the Lead Borrower, the Administrative Agent and such Restricted Subsidiary shall have entered into a joinder to this Agreement (an “Additional Subsidiary Borrower Joinder Agreement”), in form reasonably satisfactory to the Administrative Agent and the Lead Borrower, providing that such Restricted Subsidiary shall have all rights and obligations of an Additional Subsidiary Borrower under this Agreement and the other Credit Documents.

“Additional Subsidiary Borrower Joinder Agreement” has the meaning set forth in the definition of “Additional Subsidiary Borrower.”

“Adjusted Daily Simple SOFR” shall mean an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that Adjusted Daily Simple SOFR for the applicable Loans as so determined shall not be less than the Floor.

“Adjusted Term SOFR Rate” shall mean, for purposes of any calculation, the rate per annum equal to (a) the Term SOFR Rate for such calculation plus (b) 0.10%; provided that the Adjusted Term SOFR Rate for the applicable Loans as so determined shall not be less than the Floor.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any permitted successors in such capacity.

“Advance Access” shall mean advance access (förhandstillträde) to the shares in Eagle held by the minority shareholders during the Squeeze-Out Procedure following which the Lead Borrower will gain control over all shares in Eagle.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“Ancillary Document” shall have the meaning set forth in Section 9.9(b).

“Announcement” shall mean the announcement of the Eagle Offer made by the Lead Borrower in accordance with the Takeover Requirements.

“Announcement Date” shall mean the date the Announcement is made.

“Anti-Terrorism Law” shall mean any Requirement of Law related to money laundering or financing terrorism, including, without limitation, (a) the Patriot Act, (b) The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and (d) Executive Order 13224 (effective September 24, 2001).

“Applicable Margin” shall mean, for any day, initially, 1.75% in the case of ABR Loans, 2.75% in the case of Term Benchmark Loans and RFR Loans; provided, that the Applicable Margin shall increase by 0.25% on each of the dates that is 90 days, 180 days, and 270 days after the Initial Funding Date.

“Applicable Parties” shall have the meaning set forth in Section 8.10(c).

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Borrower Portal” shall have the meaning set forth in Section 8.10(a).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Reduction Amount” shall have the meaning set forth in Section 2.6(b)(ii).

“Arranger” shall mean JPMorgan Chase Bank, N.A.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary or any ownership interest in a joint venture) of the Lead Borrower or any Restricted Subsidiary whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions. The term “Asset Disposition” shall not include (a) any Disposition permitted by Subsections 6.4(a)(i) through (x), or (b) any Equity Issuance.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(a) or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Authorized Officers” shall mean any Responsible Officer or any chief accounting officer, head of finance, vice president of finance or corporate controller of the Lead Borrower.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” shall mean any of the following products, services or facilities extended to the Lead Borrower or any Restricted Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement; and (c) commercial credit card, purchase card and merchant card services.

“Bank Product Debt” shall mean the Indebtedness and other obligations of the Lead Borrower or any Restricted Subsidiary relating to Bank Products.

“Bank Product Provider” shall mean any Person that provides Bank Products to the Lead Borrower or any Restricted Subsidiary to the extent that (a) such Person is the Administrative Agent, a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement, (b) such Person is the Administrative Agent, a Lender or an Affiliate of a Lender on the Effective Date and the Bank Product was entered into on or prior to the Effective Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender) or (c) such Person provides a Bank Product that is secured under the Existing Credit Agreement on the Effective Date and the Lead Borrower has designated such Bank Product in writing to the Administrative Agent as secured hereunder; provided that no Bank Product Debt shall constitute Credit Party Obligations for so long as it is secured under the Existing Credit Agreement.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).

“Benchmark” shall mean, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            the Adjusted Daily Simple SOFR; or

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Lead Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of

(a)            the date of the public statement or publication of information referenced therein and

(b)            the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” shall refer to each of the Lead Borrower and any Additional Subsidiary Borrower.

“Borrower Agent” shall mean any agent of any Borrower acting in capacity with, or benefitting from, this Agreement or the proceeds of any Borrowing.

“Borrower Communications” shall have the meaning set forth in Section 8.10(c).

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10(c).

“Business Day” shall mean, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and Stockholm, Sweden; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody’s is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7) and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365 days or less.

“Cash Management Services” shall mean any services provided from time to time to the Lead Borrower or any Restricted Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“Certain Funds Period” shall mean the period commencing on the date of this Agreement and ending on the earlier of (i) the date falling 45 Business Days after the Eagle Settlement Date, and (ii) the date on which the Eagle Offer is validly terminated by the Lead Borrower in accordance with the Announcement.

“Certain Funds Period Reduction/Prepayment Amount” shall have the meaning set forth in Section 2.6(b)(i).

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean at any time the occurrence of any of the following events:

(a)            the Lead Borrower shall fail to own 100% of the Equity Interests of any Additional Subsidiary Borrower (in each case, for so long as such Additional Subsidiary Borrower is a Borrower hereunder); or

(b)            (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the then outstanding Voting Stock of the Lead Borrower or (ii) any Person or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Lead Borrower or control over the Voting Stock of the Lead Borrower on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the then outstanding Voting Stock of the Lead Borrower.

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible, that may from time to time secure the Credit Party Obligations; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person, (b) any lease in which the lessee is a Sanctioned Person and (c) Excluded Assets (as defined in the Security Agreement).

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans in a principal amount of up to the amount set forth opposite its name on Schedule 2.1(a). The aggregate amount of the Commitments on the Effective Date is $676,000,000.

“Commitment Fees” shall have the meaning set forth in the Fee Letter.

“Commitment Percentage” shall mean, for any Lender, the percentage identified as its Commitment Percentage on Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Lead Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Lead Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.

“Communications” shall have the meaning set forth in Section 9.2(d).

“Competitor” shall mean any operating company competitor of the Lead Borrower, Eagle or any of their respective Subsidiaries that is in the same or a substantially similar line of business as the Lead Borrower, Eagle or any of their respective Subsidiaries.

“Compliance Certificate” has the meaning assigned to such term in Section 5.2(a).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Lead Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Cash Interest Expense” shall mean, with respect to any Test Period, all cash interest expense, net of cash interest income, with respect to all outstanding Indebtedness of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis, including all cash fees accruing on the face amount of letters of credit and bankers’ acceptance financing and net cash costs (less net cash payments) under Hedging Agreements (other than in connection with early termination thereof), but excluding, for the avoidance of doubt, any non-cash interest expense and any capitalized interest, whether paid or accrued.

“Consolidated EBITDA” shall mean, with respect to any Person for any Test Period, without duplication, (a) Consolidated Net Income for such Test Period plus (b) the sum of the following to the extent, except in the case of clause (b)(v)(B) below, deducted in calculating Consolidated Net Income for such Test Period: (i) Consolidated Interest Expense for such Test Period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Lead Borrower and its Restricted Subsidiaries for such Test Period, (iii) depreciation and amortization expense of the Lead Borrower and its Restricted Subsidiaries for such Test Period and, to the extent they do not result in a cash charge or expense in any future period, any other non-cash charges and expenses, including amortization of goodwill and debt issue costs for such Test Period, (iv) upfront cash payments in respect of any Hedging Agreement made in such Test Period, and (v) in each case to the extent calculated in good faith by the Lead Borrower, (A) any charges, costs or expenses incurred pursuant to launches of new products (but excluding any research and development expenses), and (B) “run-rate” cost-savings, operating expense reductions and cost synergies related to (x) the Transactions and (y) after the Effective Date, any Permitted Acquisition, other acquisition or asset disposition, operating improvement, restructuring, cost savings initiative, any similar initiative and/or specified transaction that are projected in good faith by the Lead Borrower to result from actions that have been taken, or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Lead Borrower) within 24 months of the Effective Date (with respect to the Transactions) or such Permitted Acquisition, other acquisition or asset disposition, operating improvement, restructuring, cost savings initiative, similar initiative and/or specified transaction, as applicable, net of the amount of actual benefits realized during such Test Period from such transactions or actions, provided that (1) the aggregate amount added back to Consolidated Net Income in calculating Consolidated EBITDA during any Test Period pursuant to this clause (v) shall not cumulatively exceed 35% of the Consolidated EBITDA in such Test Period and (2) the aggregate amount added back to Consolidated Net Income in calculating to Consolidated EBITDA during any Test Period pursuant to clause (B) above shall not exceed 20% of Consolidated EBITDA in such Test Period (in the case of each such cap, calculated after giving Pro Forma Effect to such amounts), minus (c) non-cash charges previously excluded in calculating Consolidated Net Income or previously added back to Consolidated Net Income in calculating Consolidated EBITDA, in each case, to the extent such non-cash charges have become cash charges during such Test Period minus (d) to the extent included in the calculation of Consolidated Net Income, any other non-recurring, non-cash gains during such Test Period.

“Consolidated Funded Debt” shall mean, as of any date of determination, Funded Debt of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis.

“Consolidated Interest Expense” shall mean, with respect to any Test Period, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products) for such Test Period of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis, excluding any interest paid or payable with respect to discontinued operations and any upfront fees in connection with the issuance or amendment of Indebtedness and any agent fees and expenses in connection with the issuance or amendment of any Indebtedness.

“Consolidated Net Income” shall mean, with respect to any Test Period, the net income (excluding extraordinary losses and gains) of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis for such Test Period, all as determined in accordance with GAAP; provided that, in calculating Consolidated Net Income:

(a)            the net income of any Person that is not the Lead Borrower or a Restricted Subsidiary (including, without limitation, the net income of any joint venture investments), will be included only to the extent of the amount of cash dividends or cash distributions received by the Lead Borrower or a Restricted Subsidiary in respect thereof during such Test Period;

(b)            fees and reasonable and documented out-of-pocket expenses incurred in connection with (i) the negotiation, execution and delivery on the Effective Date of the Credit Documents and (ii) the consummation of the Transactions, shall be excluded;

(c)            non-recurring transaction costs, fees, expenses and charges incurred in connection with Permitted Acquisitions, any other acquisitions, any Dispositions, any Equity Issuance or any issuance of Indebtedness (whether or not such transaction was completed), in each case, permitted hereunder shall be excluded;

(d)            non-cash deductions or charges attributable to purchase accounting adjustments made in accordance with GAAP shall be excluded;

(e)            non-cash charges incurred during such Test Period with respect to stock based compensation to employees and directors of the Lead Borrower and its Restricted Subsidiaries shall be excluded;

(f)             the amount of (i) any non-recurring restructuring charge, reserve, integration cost or other business optimization expense or cost that is deducted in such Test Period, including charges directly related to implementation of cost-savings initiatives (including, without limitation, severance, retention, signing bonuses, relocation, recruiting and other employee related costs) and (ii) extraordinary, unusual or non-recurring losses shall, in each case, be excluded;

(g)            any provision for the reduction in carrying value of assets (excluding depreciation and amortization expense but including deferred Tax assets) recorded in accordance with GAAP shall be excluded;

(h)            any non-cash losses resulting from mark to market activity shall be excluded;

(i)             the amount of any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any Permitted Acquisition, any other acquisition, Investment, Restricted Payment, Equity Issuance, issuance of Indebtedness or Disposition, in each case, permitted hereunder, so long as the Lead Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and such amount is actually reimbursed within 365 days of such date of determination (it being understood that to the extent not actually received within such 365-day period, such proceeds shall be deducted in the applicable future periods when calculating Consolidated Net Income) shall be excluded;

(j)             gains and losses from the sale or exchange of assets outside the ordinary course of business and gains and losses from early extinguishment of Indebtedness or Hedging Agreements of the Lead Borrower and its Restricted Subsidiaries shall be excluded; and

(k)            non-cash gains, charges and losses in respect of foreign currency exchange shall be excluded.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) in the most recent Consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Contingent Payments” shall mean additional consideration to be paid by the Lead Borrower or any Restricted Subsidiary for any Registration that has been previously acquired or that may be acquired by any such Person, in each case, in accordance with the terms of this Agreement, that is payable out of a portion of net sales, net profits or other sales-based milestone with respect to the acquired Registration; provided that the foregoing shall not include any royalty payments or obligations.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” shall mean unsecured Indebtedness of the Lead Borrower or any other Credit Party in an amount equal to 100% of cash proceeds received after the Effective Date by the Lead Borrower in exchange for Qualified Equity Interests of the Lead Borrower (other than Specified Equity Contributions); provided that the maturity date of any Contribution Indebtedness shall be no earlier than the Latest Maturity Date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Notes” shall mean senior unsecured debt of the Lead Borrower in an aggregate principal amount of up to $316,250,000, in the form of 2.25% convertible senior notes due 2029, issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” shall mean that certain indenture dated as of August 13, 2024 between ANI Pharmaceuticals, Inc. and U.S. Bank Trust Company, National Association, as trustee.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.

“Covered Entity” shall mean any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning set forth in Section 9.27.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any Hedging Agreement or agreement, document, certificate or instrument related to a Bank Product).

“Credit Party” shall mean any of the Borrowers or any of the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) the Obligations and (b) for purposes of the Guaranty, the Security Documents and all provisions under the other Credit Documents relating to the Collateral, the sharing thereof and/or payments from proceeds of the Collateral, all Bank Product Debt, but in all cases excluding Excluded Swap Obligations.

“Cure Expiration Date” has the meaning set forth in Section 5.9(c).

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Lead Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Issuance” shall mean the issuance of any Indebtedness by the Lead Borrower or any of its Restricted Subsidiaries (excluding any Equity Issuance or any Indebtedness of the Lead Borrower or any Restricted Subsidiary permitted to be incurred hereunder).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both or any other condition, has been satisfied.

“Default Rate” shall mean (a) when used with respect to the Obligations, an interest rate equal to (i) for ABR Loans (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to ABR Loans plus (C) 2.00% per annum and (ii) for Term Benchmark Loans, (A) Adjusted Term SOFR Rate plus (B) the Applicable Margin applicable to Term Benchmark Loans plus (C) 2.00% per annum, and (b) when used with respect to any other fee or amount due hereunder, a rate equal to (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to ABR Loans plus (C) 2.00% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Lead Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Lead Borrower and each Lender.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Lead Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.4(a)(xi) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Lead Borrower, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposition” shall mean, with respect to any Person, a dissolution, liquidation or winding up of its affairs, or sale, transfer, lease or disposition of its property or assets. For purposes of clarification, the issuance, sale, assignment, transfer or other disposition by any Person of Equity Interests in itself (or rights with respect thereto) will not be deemed a Disposition by such Person. For the avoidance of doubt, none of (w) the issuance or sale of any Convertible Notes by the Lead Borrower, (x) the sale of any Permitted Warrant Transaction by the Lead Borrower, (y) the purchase or early termination or unwind (whether pursuant to its terms or otherwise) of any Permitted Bond Hedge Transaction or (z) the performance by the Lead Borrower and/or any of its Subsidiaries of the Lead Borrower’s or such Subsidiary’s obligations under any Convertible Notes, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction, shall constitute a “Disposition”.

“Disqualified Equity Interest” shall mean, with respect to any Person, any Equity Interest issued by such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) either mandatorily or at the option of the holder thereof or upon the happening of any event or condition:

(a)            matures or is mandatorily redeemable (other than (i) solely for Equity Interests issued by such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests and (ii) to the extent such Equity Interests become mandatorily redeemable following such Person providing notice of an optional redemption), whether pursuant to a sinking fund obligation or otherwise;

(b)            is convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or Equity Interests (other than solely for Equity Interests issued by such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)            is redeemable or is required to be repurchased by such Person, in whole or in part, at the option of the holder thereof (in each case other than solely for Equity Interests issued by such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests);

in each case, on or prior to the date 91 days after the Latest Maturity Date (determined at the time of the issuance of such Equity Interests); provided that (i) an Equity Interest issued by any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations or such Equity Interest provides that the issuer thereof will not redeem any such Equity Interest pursuant to such provisions prior to the Latest Maturity Date or any such requirement is subject to the prior occurrence of the Latest Maturity Date, (ii) if an Equity Interest issued by any Person is issued pursuant to any plan for the benefit of employees, officers, directors, managers, members of management or consultants of the Lead Borrower or any of its Subsidiaries or by any such plan to such Persons, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Lead Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person and (iii) no Equity Interest held by any future, present or former employee, officer, director, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Lead Borrower or any of its Subsidiaries shall be considered a Disqualified Equity Interest because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lenders” shall mean (i) any Person designated by the Lead Borrower as a “Disqualified Lender” by written notice delivered to the Administrative Agent on or prior to the date hereof, (ii) those Persons who are Competitors identified in writing by the Lead Borrower to the Administrative Agent from time to time and (iii) any subsidiaries or Affiliates of any Person so designated or identified pursuant to clause (i) or (ii) above (other than Affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business that would not be a Competitor or other Disqualified Lender but for this clause (iii)) that are either (x) separately identified in writing by the Lead Borrower from time to time or (y) clearly identifiable on the basis of similarity of such subsidiary’s or Affiliate’s name; provided that any additional designation, modification or deletion permitted by the foregoing shall not apply (x) retroactively to any prior assignment to any Lender or Participant and (y) until three Business Days following receipt of such list by the Administrative Agent from the Lead Borrower. For the purposes of clauses (ii) and (iii) above and the final sentence of this definition, such list and updates shall be made available to the Administrative Agent via email to JPMDQ_Contact@jpmorgan.com. The Disqualified Lenders shall be identified to the Lenders by the Administrative Agent (which may be in the form of notice posted to the Platform). Disqualified Lenders shall exclude any Person that the Lead Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Duration Fee” shall have the meaning assigned to such term in the Fee Letter.

“Eagle” shall have the meaning set forth in the recitals hereto.

“Eagle Acquisition” shall mean the acquisition of shares in Eagle pursuant to the Eagle Offer and subsequent acquisitions of Minority Shares, including pursuant to the Squeeze-Out Procedure.

“Eagle Acquisition Commitments/Loans” shall mean the Commitments available and/or Loans incurred hereunder, as applicable, to fund the Transactions in an amount equal to $300,000,000, as such amount may be reduced in accordance with Section 2.6(b).

“Eagle Control Date” shall mean the date on which the Lead Borrower holds and controls 100% of the share capital and votes in Eagle (including by way of the Advance Access).

“Eagle Offer” shall have the meaning set forth in the recitals.

“Eagle Offer Documents” shall mean the offer document published in relation to the Eagle Offer in accordance with the Takeover Requirements (including any supplement or revision to the offer document), the Announcement, any other press releases and any other documents that are announced by the Lead Borrower in relation to the Eagle Offer.

“Eagle Offer Outside Date” shall mean the date of the valid termination of the Eagle Offer in accordance with the Eagle Offer Documents.

“Eagle Offer Price” shall mean the purchase price per share offered to Eagle shareholders pursuant to the Eagle Offer.

“Eagle Refinancing” has the meaning set forth in the recitals.

“Eagle Settlement Date” shall mean the date on which the Lead Borrower pays the purchase price for the Eagle shares tendered in the Eagle Offer that take the Lead Borrower’s holding to more than 90% of the share capital and votes in Eagle.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date of this Agreement.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Sections 9.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.6(b)(iii)).

“Eligible Equity Proceeds” shall mean the Net Cash Proceeds from the sale or issuance of any Qualified Equity Interests of the Lead Borrower or from any capital contributions in respect of Qualified Equity Interests of the Lead Borrower to the extent such Net Cash Proceeds or capital contributions are directly or indirectly contributed to, and actually received by, the Lead Borrower (excluding, for the avoidance of doubt, any Specified Equity Contributions or any equity proceeds used to incur Contribution Indebtedness).

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health as it relates to Materials of Environmental Concern or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act. The term “Equity Interests” shall not include (i) any Indebtedness that is convertible into any such Equity Interests described above, (ii) the Convertible Notes, (iii) any Permitted Bond Hedge Transaction or (iv) any Permitted Warrant Transaction.

“Equity Issuance” shall mean any issuance by the Lead Borrower to any Person which is not the Lead Borrower or a Restricted Subsidiary of (a) shares or interests of its Equity Interests, (b) its Equity Interests pursuant to the exercise of options or warrants or similar rights, (c) any shares or interests of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) warrants or options or similar rights that are exercisable or convertible into shares or interests of its Equity Interests. The term “Equity Issuance” shall not include (i) any Equity Interests issued as consideration for the Eagle Acquisition, a Permitted Acquisition or any other acquisition permitted hereunder, (ii) any Disposition, (iii) any Debt Issuance, (iv) any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, (v) any Equity Interests issued pursuant to equity inventive plans, employee stock plans, retirement plans or other benefit or employee incentive arrangements, or issued as compensation to officers, employees and/or other nominal amounts required by applicable law to be held by Persons other than the Lead Borrower and/or any of its Subsidiaries or (vii) any other issuances of Equity Interests, the Net Cash Proceeds of which do not exceed the greater of $29,000,000 and 10% of Consolidated EBITDA for the most recently completed Test Period in the aggregate.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Lead Borrower or any Restricted Subsidiary or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Erroneous Payment” has the meaning set forth in Section 8.20(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 8.20(d)(i). “Erroneous Payment Impacted Class” has the meaning set forth in Section 8.20(d)(i).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 8.20(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean (a) subject to Section 8.11(b), any Subsidiary that is not a Wholly Owned Subsidiary of the Lead Borrower on the Effective Date or, if later, the date such non-Wholly Owned Subsidiary first becomes a Restricted Subsidiary, in each case, for so long as such Subsidiary is not a Wholly Owned Subsidiary, (b) any Subsidiary to the extent the provision of the Guaranty could reasonably be expected to result in material adverse tax consequences to the Lead Borrower or to any of its direct or indirect owners, as determined in good faith by the Lead Borrower with the Administrative Agent, (c) any Subsidiary that is prohibited by applicable law, rule, regulation or by any Contractual Obligations existing on the Effective Date (or, if acquired after the Effective Date and so long as such prohibition is not incurred in contemplation of such acquisition, the date such Subsidiary is acquired) from guaranteeing the Credit Party Obligations or which would require Governmental Authority (including regulatory) consent, approval, license, authorization or prior notice to provide the Guaranty unless such consent, approval, license or authorization has been received or such notice has been provided and any waiting period applicable to such notice has expired without adverse action by the applicable regulatory authority (it being understood that there shall be no obligation to obtain such consent, approval, license or authorization or provide such notice), (d) any not-for-profit subsidiaries, (e) any captive insurance companies, (f) any Subsidiary that is a CFC, (g) any Subsidiary of a CFC, (h) any FSHCO, (i) any Immaterial Subsidiary, (j) any Unrestricted Subsidiary, and (k) any other Subsidiary if the Lead Borrower and the Administrative Agent reasonably determine the cost and/or burden of obtaining the Guaranty from such Subsidiary outweigh the benefit to the Lenders.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Lead Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Credit Agreement Amendment” shall mean an amendment to the Existing Credit Agreement that, among other things, amends the Existing Credit Agreement to permit the incurrence of the Eagle Acquisition Commitments/Loans.

“Existing TL Refinancing Commitments/Loans” shall mean the Commitments available and/or Loans incurred hereunder, as applicable, to refinance the loans and replace the commitments outstanding under the Existing Credit Agreement in an amount equal to $376,000,000, as such amount may be reduced in accordance with Section 2.6(b).

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan.

“Extraordinary Receipt” shall mean (a) the sum of any cash received by or paid to or for the account of any Person not in the ordinary course of business for casualty, condemnation or similar event, insurance proceeds, condemnation awards and similar payments, minus (b) the sum of all fees, costs, expenses and other indemnity payments paid or payable by the Lead Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary professional and transactional fees).

“Facility” shall have the meaning set forth in Section 2.2(a)(i).

“Fair Market Value” shall mean, with respect to any property, assets or obligations, the fair market value thereof as reasonably determined by the Lead Borrower in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” shall mean the United States Food and Drug Administration and any successor thereto.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” shall mean the fee letter, dated November 4, 2026, between the Lead Borrower and JPMorgan Chase Bank, N.A., as amended, restated, amended and restated, extended, replaced, supplemented or otherwise modified from time to time.

“Financial Covenants” shall have the meaning set forth in Section 5.9(b).

“First Lien Net Leverage Ratio” shall mean, as of any date of determination, for the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt on such date that is secured by Liens on any assets of the Lead Borrower or any of its Restricted Subsidiaries other than Liens that are expressly subordinated to the Liens securing the Credit Party Obligations (net of Unrestricted Cash in an aggregate amount of up to $100,000,000) to (b) Consolidated EBITDA for the most recently ended Test Period.

“Fixed Basket” shall mean any category of exceptions, thresholds, baskets, or other provisions in this Agreement based on a fixed dollar amount and/or percentage of Consolidated EBITDA.

“Floor” shall mean, with respect to any Benchmark, 0.00% per annum.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“FSHCO” shall mean any Domestic Subsidiary substantially all of the assets of which are capital stock of one or more CFCs but only so long as such Domestic Subsidiary does not guarantee any indebtedness of any “United States person”.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness of such Person set forth in clauses (a) (excluding any such Indebtedness owed to the Lead Borrower or any of its Restricted Subsidiaries), (b) (excluding any such Indebtedness owed to the Lead Borrower or any of its Restricted Subsidiaries), (h) and, to the extent drawn and not cash collateralized or reimbursed, (j) of the definition of “Indebtedness” and all purchase money Indebtedness (including all unconditional Guaranty Obligations of such Person with respect to such Indebtedness).

“Funding Date” shall mean with respect to any Loan or Borrowing, each date on which such Loan or the Loans comprising such Borrowing, is or are made pursuant to Section 2.2.

“Funding Fee” has the meaning assigned to such term in the Fee Letter.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, to the provisions of Section 1.3.

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” shall mean (i) the Domestic Subsidiaries of the Lead Borrower that are, or may from time to time become, parties to this Agreement (including each Subsidiary Borrower) and (ii) with respect to the Credit Party Obligations of the Subsidiary Borrowers, the Lead Borrower.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Health Care Laws” shall mean the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Controlled Substances Act (21 U.S.C. § 801 et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.) (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the federal TRICARE program (10 U.S.C. §1071 et seq.), the VA Federal Supply Schedule (38 U.S.C. § 8126), and the regulations promulgated pursuant to such laws, each as amended from time to time.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements; provided, that neither any Permitted Bond Hedge Transaction nor any Permitted Warrant Transaction shall constitute a Hedging Agreement.

“HIPAA” shall have the meaning set forth in the definition of “Health Care Laws.”

“Historical Financial Statements” shall mean (a) the audited Consolidated balance sheet and related audited Consolidated statements of income, stockholders’ equity and cash flows of the Lead Borrower for the fiscal years ended December 31, 2024 and December 31, 2025 and (b) the unaudited Consolidated balance sheets and related unaudited Consolidated statements of income, stockholders’ equity and cash flows of the Lead Borrower for each fiscal quarter ended after the date of the most recent audited financial statements delivered pursuant to clause (a) above, and ended at least 45 days prior to the Effective Date.

“HITECH” shall have the meaning set forth in the definition of “Health Care Laws.”

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Included Products” shall mean any and all drug products that, as of the Effective Date, the Lead Borrower or any of the Restricted Subsidiaries sells, offers for sale, imports, promotes, markets, distributes or otherwise commercializes (or possesses the rights to sell, offer for sale, import, promote, market, distribute or otherwise commercialize) anywhere.

“Incurrence-Based Basket” shall mean any category of exceptions, thresholds, baskets, or other provisions in this Agreement based on complying (including on a Pro Forma Basis) with any financial ratio (including the First Lien Net Leverage Ratio and/or the Total Net Leverage Ratio).

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than (i) trade debt or accounts payable incurred in the ordinary course of business, (ii) purchase price adjustments, earnouts, holdbacks and other similar deferred consideration payable in connection with acquisitions and (iii) deferred or equity compensation arrangements payable to directors, officers, employees, advisors, consultants or other providers of services) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) all net obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) [reserved], (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (m) all obligations of any partnership or unincorporated joint venture to the extent such Person is liable therefor as a result of such Person being a general partner or a joint venturer thereof, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (n) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under GAAP principles. For all purposes hereof, the Indebtedness of the Lead Borrower and its Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax and accounting operations and intercompany loans, advances or Indebtedness. “Indebtedness” shall not include the obligations or liabilities of any Person to pay rent or other amounts with respect to any lease of office space (or other arrangement conveying the right to use office space), which obligations (i) would be required to be classified and accounted for as an operating lease under GAAP as existing prior to December 31, 2018 or (ii) would be required to be classified and accounted for as a Capital Lease Obligation at any time due to build-to-suit accounting rules, “failed” sale and leaseback accounting rules, other lease classification rules or other similar rules so long as such obligations are not entered into for a financing purpose, are unsecured (other than the provision of any letters of credit required to support such obligations), and do not otherwise constitute “Indebtedness” pursuant to clauses (a), (b), (c) or (d) above. Notwithstanding the foregoing, the obligations of the Lead Borrower or any Subsidiary under any Permitted Warrant Transaction shall not constitute Indebtedness of the Lead Borrower or any Subsidiary so long as the terms of such Permitted Warrant Transaction provide for “net share settlement” (or substantially equivalent term) as the default “settlement method” (or substantially equivalent term) thereunder. For purposes of this Agreement, the amount of any Convertible Notes shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount, and without giving effect to any integration thereof with any Permitted Bond Hedge Transaction pursuant to U.S. Treasury Regulation § 1.1275-6.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Information” shall have the meaning set forth in Section 9.14.

“Initial Funding Date” shall mean the first Funding Date hereunder.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such ERISA Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Lead Borrower and its Restricted Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

“Intercompany Debt” shall have the meaning set forth in Section 9.19.

“Intercreditor Agreement” shall mean a First Lien Pari Passu Intercreditor Agreement substantially identical to the form of Exhibit 1.1(d).

“Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (i) Consolidated EBITDA for such Test Period to (ii) Consolidated Cash Interest Expense for such Test Period.

“Interest Payment Date” shall mean (a) as to any ABR Loan, the last Business Day of each March, June, September and December and on the Term Maturity Date, (b) as to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Term Maturity Date, (c) as to any Term Benchmark Loan having an Interest Period of three months or less, (1) the last day of such Interest Period and (2) the Term Maturity Date, (d) as to any Term Benchmark Loan having an Interest Period longer than three months, (1) each three month anniversary following the first day of such Interest Period, (2) the last day of such Interest Period and (3) the Term Maturity Date, and (e) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any Term Benchmark Borrowing,

(a)            initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Term Benchmark Borrowing and ending one, three or six months thereafter, as selected by the Lead Borrower in the Notice of Borrowing or Notice of Conversion/Extension given with respect thereto; and

(b)            thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Term Benchmark Borrowing and ending one, three or six months thereafter, as selected by the Lead Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i)             if any Interest Period pertaining to a Term Benchmark Borrowing would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)            any Interest Period pertaining to a Term Benchmark Borrowing that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)           if the Lead Borrower shall fail to give notice as provided above, the Lead Borrower shall be deemed to have selected a Term Benchmark Borrowing with an Interest Period of one month;

(iv)           no Interest Period in respect of any Term Benchmark Borrowing shall extend beyond the Term Maturity Date; and

(v)            no more than ten (10) Term Benchmark Borrowings may be in effect at any time.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Equity Interests, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(c), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Junior Financing” shall mean (a) any Indebtedness that constitutes Subordinated Debt or (b) Indebtedness secured by a Lien on the Collateral that is junior to the Lien securing the Loans.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“LCT Election” shall have the meaning set forth in Section 1.5(d).

“LCT Test Date” shall have the meaning set forth in Section 1.5(d).

“Legal Reservations” shall mean the application of the relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” shall mean the Persons listed on Schedule 2.1(a) and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the filing of, or the agreement to give, any UCC financing statement).

“Limited Condition Transaction” shall mean (i) the Eagle Offer and (ii) an acquisition or an Investment (including the repayment, redemption or other discharge of Indebtedness of the target or any of its subsidiaries or other affiliates being acquired as a part of such acquisition or Investment), unconditional and irrevocable permitted repayment or redemption of, or offer to purchase, any Indebtedness or Restricted Payment (including the incurrence of Indebtedness in connection with any of the foregoing) whose consummation is not conditioned on the availability of, or on obtaining, third party financing (it being understood that such commitment may be subject to conditions precedent (including diligence and regulatory conditions), which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement).

“Loan” shall have the meaning set forth in Section 2.2(a)(i).

“Major Default” shall mean, in each case with respect to the Lead Borrower only (and disregarding (a) any member of the Target Group, (b) any procuring obligation on the part of the Lead Borrower in respect of any other Person and (c) any reference or application to any Subsidiary that is not the Lead Borrower), any Event of Default under clause (b) of Article VII (but only insofar as it relates to a representation or warranty that is a Major Representation), clauses (a)(i) and (a)(iii) of Article VII (but only as a result of a failure to pay interest on any Loan, any Commitment Fees, any Funding Fees or any Duration Fees), clause (f) of Article VII (provided that the words “or acquiescence in” in clause (iii) thereof shall be disregarded for purposes of this definition), clause (j) of Article VII, clause (k) of Article VII (subject to the Legal Reservations and Perfection Requirements), clause (l) of Article VII or clause (c) of Article VII (but, in the case of such clause (c), only insofar as it relates to a failure to observe or perform a Major Undertaking).

“Major Representation” shall mean, with respect to the Lead Borrower only (and disregarding (a) any member of the Target Group, (b) any procuring obligation on the part of the Lead Borrower in respect of any other Person and (c) any reference or application to any Subsidiary that is not the Lead Borrower), a representation or warranty under any of Sections 3.3(a) (but only with respect to the representation and warranty as to due organization and valid existence of the Lead Borrower), 3.4, 3.5(a), 3.5(b) (but only with respect to the organizational documents of the Lead Borrower), 3.14 (solely with respect to Governmental Authorities), 3.17, 3.18, 3.27 and 3.36.

“Major Undertaking” shall mean, with respect to the Lead Borrower only (and disregarding (a) any member of the Target Group, (b) any procuring obligation on the part of the Lead Borrower in respect of any other Person and (c) any reference or application to any Subsidiary that is not the Lead Borrower), an undertaking under any of Sections 5.4, 5.14 (insofar as it relates to Sanctions or anti-corruption laws), 6.1, 6.2, 6.4(a), 6.4(b), 6.5 (insofar as it relates to loans or credit) or 5.17.

“Material Acquisition” shall mean the Eagle Offer and any Permitted Acquisition (or other acquisition permitted by this Agreement that would be a Permitted Acquisition except for the requirements of clause (iv) of such definition) the aggregate consideration for which (including earn-out obligations, seller debt, Indebtedness assumed in connection therewith and any other consideration therefor) is in excess of $100,000,000.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, results of operations, property, assets or financial condition of the Lead Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents when such payment obligations are due under this Agreement or any other Credit Document or (c) the validity or enforceability of this Agreement or any of the other Credit Documents, the Administrative Agent’s Liens (for the benefit of the Secured Parties) on the Collateral or the priority of such Liens as contemplated by the Credit Documents or the rights or remedies of the Administrative Agent or the Lenders under the Credit Documents.

“Material Intellectual Property” shall mean any Intellectual Property owned (or licensed on an exclusive basis) by the Lead Borrower or any Restricted Subsidiary that, in the good faith determination of the Lead Borrower, is material to the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole (whether owned as of the Effective Date or thereafter acquired).

“Material Subsidiary” shall mean each Restricted Subsidiary that, as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date of determination and/or for the Test Period ending on such date, had Consolidated revenues or Consolidated Total Assets in excess of 5% of the aggregate Consolidated revenues or Consolidated Total Assets, as applicable, of the Lead Borrower and its Restricted Subsidiaries, on a Consolidated basis, as of such date and/or for such Test Period; provided that, in the event that the aggregate Consolidated revenues or Consolidated Total Assets, as applicable, of all Immaterial Subsidiaries, taken together, as of the last day of any fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date of determination and/or for the Test Period ending on such date, exceeds 10% of the aggregate Consolidated revenues or Consolidated Total Assets, as applicable, of the Lead Borrower and its Restricted Subsidiaries, on a Consolidated basis, as of such date and/or for such Test Period, the Lead Borrower shall designate one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10% aggregate limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be a Material Subsidiary hereunder; provided further that the Lead Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as the Lead Borrower is in compliance with this definition.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any pollutants, contaminants, hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Minority Shares” shall mean shares in Eagle not held by the Lead Borrower immediately following the settlement of shares on the Eagle Settlement Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean an ERISA Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by the Lead Borrower or any Restricted Subsidiary in respect of any Asset Disposition, Equity Issuance, Debt Issuance or Extraordinary Receipt, net of (a) reasonable and customary direct costs (including, without limitation, legal, accounting and investment banking fees, underwriting discounts, principal, interest and prepayment or penalty amounts of any Indebtedness that is secured by applicable assets (unless secured by Liens ranking pari passu or junior to the Liens securing the Obligations) and that is required to be repaid and sales commissions) associated therewith and paid to Persons who are not Restricted Subsidiaries or their Affiliates, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition, (c) taxes paid or reasonably estimated to be payable as a result thereof and (d) amounts retained by or paid to parties having superior rights to such proceeds; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Lead Borrower or any Restricted Subsidiary in any Asset Disposition, Debt Issuance or Extraordinary Receipt and any cash released from escrow as part of the purchase price in connection with any Asset Disposition, to the extent not used to replace any asset, as permitted herein.

“Non-Consenting Lender” shall have the meaning set forth in Section 9.1(f).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” or “Notes” shall mean the promissory notes of the Borrowers (if any) in favor of any of the Lenders evidencing the portion of the Loan provided by any such Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Notice of Borrowing” shall mean a request for a borrowing pursuant to Section 2.2(a) or any other request for a Loan borrowing pursuant hereto, as appropriate, in each case, in the form provided to the Lead Borrower by the Administrative Agent.

“Notice of Conversion/Extension” shall mean the written notice of conversion of a Term Benchmark Borrowing to an ABR Borrowing or an ABR Borrowing to a Term Benchmark Borrowing, or a continuation of a Term Benchmark Borrowing for a new Interest Period, in each case, in the form provided to the Lead Borrower by the Administrative Agent.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties, whenever arising, under this Agreement or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code). In no event shall the Obligations include any Excluded Swap Obligations. In addition, for the avoidance of doubt, any obligation under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction shall not constitute Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organizational Documents” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation (or equivalent thereof) and bylaws or other organizational or governing documents of such Person. In the event that any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Indebtedness” shall have the meaning set forth in the definition of “Permitted Refinancing.”

“Other Applicable Indebtedness” shall have the meaning set forth in Section 2.7(b)(vii)(B).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Parties” shall have the meaning set forth in Section 10.7(c).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” shall have the meaning specified in Section 9.6(d).

“Participant Register” shall have the meaning specified in Section 9.6(d).

“Patent Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“Payment Notice” shall have the meaning set forth in Section 8.20(b)(x).

“Payment Recipient” has the meaning set forth in Section 8.20(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permit” shall mean, with respect to any Person, any permit, approval, consent, clearance, authorization, license, registration, accreditation, certificate, certification, certificate of need, concession, grant, franchise, variance or permission from, and any other contractual obligation with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including without limitation all Registrations and all Health Care Laws.

“Permitted Acquisition” shall mean (i) the Eagle Acquisition and (ii) any other acquisition or any series of related acquisitions by the Lead Borrower or any Restricted Subsidiary of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person, (b) a Person by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit (including new drug applications or abbreviated new drug applications, together with associated inventory in the ordinary course of business) of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in the case of this clause (ii) that is a type of business (or assets used in a type of business) permitted to be engaged in by the Lead Borrower and its Restricted Subsidiaries pursuant to Section 6.3, in the case of this clause (ii) so long as:

(i)              subject to the provisions of Section 1.5 with respect to Limited Condition Transactions, no Event of Default shall then exist or would exist after giving effect thereto;

(ii)             after giving effect to such acquisition on a Pro Forma Basis, the Lead Borrower is in compliance with the Financial Covenants as of the last day of the most recently ended Test Period (subject to the provisions of Section 1.5 with respect to Limited Condition Transactions);

(iii)            subject to the provisions of Section 1.5 with respect to Limited Condition Transactions, the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property, subject to any Permitted Liens (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12, in each case, within the time periods required thereby; and

(iv)            the aggregate amount of consideration paid by the Lead Borrower and its Restricted Subsidiaries since the Effective Date for (i) the Equity Interests of any Person that does not become a Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by a Borrower or any Guarantor, when taken together with the total consideration for all such Persons and assets so acquired after the Effective Date, shall not exceed the greater of $87,000,000 and 30.0% of Consolidated EBITDA for the most recently ended Test Period.

“Permitted Bond Hedge Transaction” shall mean any bond hedge, call or capped call option (or substantively equivalent derivative transaction) relating to the Lead Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Lead Borrower) purchased by the Lead Borrower or any Subsidiary in connection with the issuance of any Convertible Notes and settled in common stock of the Lead Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Lead Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Lead Borrower, including as may be amended or replaced from time to time, including through a novation of the counterparty thereto; provided, that the purchase of any such Permitted Bond Hedge Transaction is made with, and the purchase price thereof less the proceeds received by the Lead Borrower from the sale of any substantially concurrently executed Permitted Warrant Transaction, does not exceed the net proceeds received by the Lead Borrower or any Subsidiary in connection with the issuance of any Convertible Notes; provided further, that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Lead Borrower in good faith).

“Permitted Investments” shall have the meaning set forth in Section 6.5.

“Permitted Liens” shall have the meaning set forth in Section 6.2.

“Permitted Refinancing” shall mean, with respect to any Indebtedness (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Original Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) plus other amounts and fees (including commitment, underwriting, arrangement and similar fees, other reasonable and customary fees), commissions and expenses incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension (including upfront fees, original issue discount or initial yield payments), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.1(c), Indebtedness resulting from such modification, refinancing, refunding, replaced, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (c) if the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended is subordinated in right of payment to the Credit Party Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Credit Party Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) if the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended is secured on a subordinated or a junior basis to the Credit Party Obligations and/or subject to any intercreditor arrangements for the benefit of the Lenders, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is secured and subject to intercreditor arrangements on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (e) if the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended is unsecured, the Indebtedness resulting from such modification, refinancing, refunding, replacement, renewal or extension is unsecured, (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.1(b), Section 6.1(f) or Section 6.1(p), the covenants, events of default, security and guarantees of the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are not, taken as a whole, materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable exclusively to periods commencing after the Latest Maturity Date at the time such Indebtedness is incurred), and (g) the Indebtedness resulting from such modification, refinancing, refunding, replaced, renewal or extension shall not constitute an obligation (including pursuant to a guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.1.

“Permitted Target Indebtedness” shall mean Indebtedness of Eagle and its Subsidiaries set forth on Schedule 1.1(c) hereto.

“Permitted Warrant Transaction” shall mean any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Lead Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Lead Borrower) sold by the Lead Borrower substantially concurrently with any purchase by the Lead Borrower of a Permitted Bond Hedge Transaction and settled in common stock of the Lead Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Lead Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Lead Borrower; provided, that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Lead Borrower in good faith).

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system chosen by the Administrative Agent to be its electronic transmission system.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the Initial Funding Date, by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis”, “Pro Forma Compliance” or “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.4.

“Products” shall mean any item or any service that is designed, created, manufactured, managed, performed, or otherwise used, offered, or handled by or on behalf of the Lead Borrower or any of its Restricted Subsidiaries.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Proposed Change” shall have the meaning set forth in Section 9.1(f).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Health Laws” shall mean all applicable Requirements of Law relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that constitutes an “eligible contract participant” as defined under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualified Equity Interests” shall mean Equity Interests of any Person that are not Disqualified Equity Interests.

“Qualifying Loan Facility” shall mean any term loan facility or other loan or credit facility (including any tranche of any such facility) entered into by the Lead Borrower or any Subsidiary for the purpose of replacing or refinancing, in whole or in part, the Eagle Acquisition Commitments/Loans; provided that the conditions precedent to funding loans thereunder are no less favorable to the Borrowers than the conditions precedent set forth in Sections 4.1 and 4.2 (as reasonably determined by the Lead Borrower).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 9.27.

“Recipient” shall mean (a) the Administrative Agent or (b) any Lender, as applicable.

“Recovery Event” shall mean the receipt by the Lead Borrower or its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Reduction/Prepayment Event” shall mean:

(a)            any Debt Issuance; provided that the incurrence of Indebtedness under any Qualifying Loan Facility shall not constitute a Reduction/Prepayment Event under this clause (a) to the extent that the commitments under the Qualifying Loan Facility reduced the Commitments pursuant to Section 2.6(b);

(b)            any Equity Issuance;

(c)            Asset Disposition (or related series of Asset Dispositions) (including the issuance or sale of Equity Interests in any Subsidiary of the Lead Borrower to a Person other than the Lead Borrower or any of its Subsidiaries) or receipt by the Lead Borrower or any Restricted Subsidiary of Extraordinary Receipts, but excluding (i) any disposition of assets in the ordinary course of business of the Lead Borrower or any Subsidiary and not as part of a financing, (ii) any disposition of cash or cash equivalents, (iii) any disposition of assets that, taken together with all other sales, transfers or other dispositions of assets made in reliance on this clause (iii), results in Net Cash Proceeds (for this purpose, disregarding the proviso set forth in the definition of such term) to the Lead Borrower and its Subsidiaries of not more than the greater of $29,000,000 and 10% of Consolidated EBITDA for the most recently completed Test Period prior to the date of receipt of such Net Cash Proceeds in the aggregate or (iv) any disposition of assets to the Lead Borrower or any Subsidiary of the Lead Borrower;

(d)            the effectiveness of the definitive credit agreement (or similar agreement) with respect to any Qualifying Loan Facility; and

(e)            the effectiveness of the Existing Credit Agreement Amendment, solely with respect to the Existing TL Refinancing Commitments/Loans.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (ii) if, following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four (4) U.S. Government Securities Business Days prior to such setting or (iii) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning set forth in Section 9.6(c).

“Registrations” shall mean all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, pharmacy registrations, and wholesale distributor permits) held by, or applied by contract to, the Lead Borrower or any of its Restricted Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of the Lead Borrower or any of its Restricted Subsidiaries.

“Regulatory Matters” shall mean, collectively, activities and Products that are subject to Public Health Laws.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Relevant Rate” shall mean (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Removal Effective Date” shall have the meaning set forth in Section 8.7(b).

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such ERISA Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided that the Total Credit Exposure of any Defaulting Lender shall be excluded in determining Required Lenders.

“Requirement of Law” shall mean, as to any Person, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” shall have the meaning set forth in Section 8.7(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, for any Credit Party, the chief executive officer, the president or chief financial officer of such Credit Party and any additional responsible officer that is designated as such to the Administrative Agent.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.9(b).

“Restricted Group Reporting Period” shall mean any fiscal quarter or fiscal year of the Lead Borrower if, as of the end of such period, the combined revenues of the Unrestricted Subsidiaries exceed 20% of the combined revenues of the Lead Borrower and its consolidated Subsidiaries for the four quarter period then ended.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Lead Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Lead Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Lead Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, (d)  the payment by the Lead Borrower or any of its Restricted Subsidiaries of any management, advisory or consulting fee to any Affiliate (excluding ordinary course investment banking fees and consulting fees) or (e) the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder or owner of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of the Lead Borrower or such Restricted Subsidiary. For the avoidance of doubt none of (x) any payments of cash and/or deliveries in shares of Equity Interests (or other securities and/or property following a merger event, reclassification or other change of the Equity Interests) (and cash in lieu of fractional shares) pursuant to the terms of, or otherwise in performance of its obligations under, or any repurchase and/or exchange of, any Convertible Notes (including, without limitation, making payments of interest, principal or premium thereon, making payments due upon required repurchase thereof and/or making payments and deliveries upon conversion or settlement thereof), (y) the purchase of any Permitted Bond Hedge Transaction or any payment, exercise thereof and/or settlement thereof according to its terms or (z) any payments of cash and/or deliveries of Equity Interests (or other securities or property following a merger event, reclassification or other change of the Equity Interests) (and cash in lieu of fractional shares) in connection with any Permitted Warrant Transaction (including in connection with any exercise and/or early unwind or settlement thereof whether according to the terms of such Permitted Warrant Transaction or otherwise) shall constitute a “Restricted Payment”.

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.

“Returns” shall mean, with respect to any Investment, any dividends, distributions, interest, fees, premiums, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment, including in connection with the disposition of such Investment.

“RFR Borrowing” shall mean, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” shall mean a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“Rule 2a-7” shall have the meaning set forth in the definition of “Cash Equivalents.”

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Jurisdiction” shall mean, at any time, a country, territory or geographical region which is itself the subject or target of any comprehensive or country/region-wide Sanctions (on the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean any Person with whom dealings are restricted or prohibited under Sanctions, including:

(a)            any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, or His Majesty’s Treasury of the United Kingdom;

(b)            any Person organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Jurisdiction; or

(c)            any Person fifty percent (50%) or more directly or indirectly owned in the aggregate by, or controlled by, any Person(s) described in clauses (a) or (b) hereof.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) His Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Bank Product Providers and the Indemnitees.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” shall mean the Security Agreement, dated as of the Initial Funding Date, by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any ERISA Plan that is not a Multiemployer Plan.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Certain Funds Prepayment Amount” shall have the meaning set forth in Section 2.7(b)(v).

“Specified Equity Contribution” shall have the meaning set forth in Section 5.9(c).

“Specified Event of Default” shall mean an Event of Default under Section 7.1(a) or Section 7.1(f).

“Specified Reduction Amount” shall have the meaning set forth in Section 2.6(b)(i).

“Specified Transaction” shall mean any acquisition (including the commencement of activities constituting such business), other Investment, Disposition (including, in the case of Dispositions of business entities, the termination or discontinuance of activities constituting such business not in the ordinary course of business), issuance, incurrence, assumption or repayment of Indebtedness (including Indebtedness issued, incurred, assumed or repaid as a result of, or to finance, any relevant transaction and for which the financial effect is being calculated but excluding any Indebtedness incurred or prepaid under any existing revolving credit or line of credit for working capital purposes in the ordinary course unless accompanied by a permanent reduction of the commitments thereunder), Restricted Payment, subsidiary designation, merger and other business combinations, discontinuance of any subsidiary, constitution or Disposition of any line of business or division.

“Squeeze-Out Procedure” shall mean the procedures under Chapter 22 of the Swedish Companies Act (aktiebolagslagen (2005:551)) for compulsory acquisition of any shares in Eagle that will be initiated by the Lead Borrower subsequent to it having acquired more than 90% of the share capital and votes in Eagle.

“Stock Exchange” shall mean Nasdaq Stockholm.

“Subordinated Debt” shall mean any Indebtedness incurred by the Lead Borrower or any Restricted Subsidiary which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Lead Borrower.

“Subsidiary Borrower” shall mean each Additional Subsidiary Borrower (if any).

“Supported QFC” shall have the meaning set forth in Section 9.27.

“Swap Obligations” shall mean, with respect to any Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Target Group” shall mean Eagle and its subsidiaries.

“Takeover Authorities” shall mean the Swedish Financial Supervisory Authority (Finansinspektionen), the Swedish Securities Council (Aktiemarknadsnämnden) and the Stock Exchange.

“Takeover Requirements” shall mean the Swedish Takeover Act (lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden), the Takeover rules for Nasdaq Stockholm and Nordic Growth Market NGM issued by the Stock Market Self-Regulation Committee (Aktiemarknadens självregleringskommitté), the Swedish Financial Instruments Trading Act (lagen (1991:980) om handel med finansiella instrument) and applicable rulings and recommendations by the Takeover Authorities.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Maturity Date” shall mean the date that is 364 days after the Initial Funding Date; provided, however, if such date is not a Business Day, the Term Maturity Date shall be the immediately preceding Business Day.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” shall mean, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” shall mean, as of any date of determination, the period of four consecutive fiscal quarters ending on such date for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date.

“Total Credit Exposure” shall mean, as to any Lender at any time, the unused Commitments and outstanding Loans of such Lender at such time.

“Total Net Leverage Ratio” shall mean, as of any date of determination, for the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt on such date (net of Unrestricted Cash in an aggregate amount of up to $100,000,000) to (b) Consolidated EBITDA for the most recently ended Test Period.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all renewals thereof.

“Transaction Costs” shall have the meaning set forth in the definition of “Transactions.”

“Transactions” shall mean (a) the execution and delivery of the Credit Documents on the Effective Date, the making of the Announcement on the Announcement Date and the initial funding of the Loans hereunder on the Initial Funding Date, (b) the consummation of the Eagle Refinancing, (c) the consummation of the Eagle Offer and other related transactions contemplated by the Eagle Offer Documents, (d) any other acquisition by the Lead Borrower or any of its Subsidiaries of shares in Eagle (whether through private purchases, bilateral arrangements, open-market purchases, the Squeeze-Out Procedure, including advance and final payments thereunder, or otherwise) and (e) the payment (or reimbursement) of all fees, closing payments, premiums, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition, including to fund any original issue discount or upfront fees (the “Transaction Costs”).

“Type” shall mean, as to any Loan, its nature as an ABR Loan, Term Benchmark Loan or RFR Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” shall mean cash and Cash Equivalents of the Credit Parties (or, for purposes of the definition of “Term Maturity Date”, the Lead Borrower and its Restricted Subsidiaries), excluding cash and Cash Equivalents that are “restricted” (in accordance with GAAP) on the Consolidated balance sheet of the Lead Borrower and its Subsidiaries as of such date but including the aggregate amount of cash and Cash Equivalents restricted in respect of the Obligations.

“Unrestricted Subsidiary” shall mean any Subsidiary (other than a Borrower) designated by the Lead Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 on or subsequent to the Effective Date.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 9.27.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.16(g)(ii)(B)(3)(x).

“Voting Stock” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares or (b) shares required by applicable Requirements of Law to be owned by a resident of the relevant jurisdiction) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2             Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.3             Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Lead Borrower, except as otherwise specifically prescribed herein. Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Lead Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in any Credit Document, it is understood and agreed that, for purposes of this Agreement and the other Credit Documents, the determination of whether a lease is required to be accounted for as a Capital Lease in the financial statements of any Person or for purposes of any financial covenants, basket amounts, ratios and definitions contained herein or in any other Credit Document or for any other purpose under the Credit Documents shall, in each case, be made by reference to GAAP as in effect on December 31, 2018, and any change in GAAP after December 31, 2018 that results in any lease which is, or would be, classified as an operating lease under GAAP as it exists on December 31, 2018 being classified as a Capital Lease or a financial lease, as applicable, under GAAP at any time thereafter (regardless of when such lease is entered into) shall be ignored for all purposes under the Credit Documents, including in respect of all financial covenants, basket amounts, ratios and definitions contained herein or in any other Credit Document.

Section 1.4             Pro Forma Calculations.

(a)            Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Net Leverage Ratio, the Interest Coverage Ratio and the Total Net Leverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA, shall be calculated in the manner prescribed by this Section 1.4; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.4, when calculating the First Lien Net Leverage Ratio and Interest Coverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with the Financial Covenants and the Applicable Margins, (A) the events described in this Section 1.4 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect and (B) when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, such calculation shall be made without “netting” the cash proceeds of such Indebtedness. It being understood and agreed that, if any financial ratio, test or compliance with covenants determined by reference to Consolidated EBITDA or Consolidated Total Assets is required to be made prior to the first date upon which financial statements are required to be delivered (or are actually delivered, if earlier) pursuant to Section 5.1(a) or Section 5.1(b), as the case may be, such financial ratio, test or compliance with covenants determined by reference to Consolidated EBITDA or Consolidated Total Assets shall be made on a pro forma basis as of June 30, 2026.

(b)            For purposes of calculating any financial ratios and tests, including the First Lien Net Leverage Ratio, the Interest Coverage Ratio and the Total Net Leverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.4) that have been made (i) during the applicable Test Period or (ii) if applicable as described in clause (a) above, subsequent to the end of such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and Consolidated Interest Expense and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (with the interest expense with respect to any Indebtedness that bears interest at a floating rate, for purposes of such pro forma calculation, being deemed to have an interest rate equal to the interest rate applicable thereto on the last day of the applicable Test Period or, if incurred following the last day of such Test Period, on the date of incurrence thereof). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Lead Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.4, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.4.

(c)            Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made (i) to take into account any fluctuations in cash or Permitted Investments on the balance sheet of the Lead Borrower and its Restricted Subsidiaries that have occurred since the end of the applicable Test Period and (ii) in good faith by a Responsible Officer of the Lead Borrower and may include, for the avoidance of doubt, any amounts that may otherwise be added back pursuant to clause (b)(v)(B) of the definition of Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such Test Period.

(d)            In the event that the Lead Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness subject to paragraph (a), subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test (other than the First Lien Net Leverage Ratio for purposes of determining actual compliance with such Financial Covenant pursuant to Section 5.9(a)) shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.

Section 1.5             Limited Condition Transactions.

Notwithstanding anything in this Agreement or any Credit Document to the contrary, for purposes of determining (a) Pro Forma Compliance with any financial ratio or financial test in the Credit Documents (other than determining actual compliance with the Financial Covenants), (b) the amount or availability of any basket in any Credit Document (including any basket based on Consolidated EBITDA or Consolidated Total Assets), (c) compliance with the representations and warranties or (d) whether a Default or Event of Default has occurred and is continuing or would immediately result therefrom, in each case, in connection with the consummation of any Limited Condition Transaction, the date of determination shall, at the option of the Lead Borrower (the Lead Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be the date the definitive agreements for such Limited Condition Transaction is entered into (the “LCT Test Date”) immediately after giving Pro Forma Effect to such Limited Condition Transaction and all related acquisitions, Investments and other transactions entered into (or to be entered into) or consummated (or to be consummated) in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the most recently ended Test Period for which financial statements are required to be delivered (or are actually delivered, if earlier) immediately prior to the LCT Test Date. For the avoidance of doubt, (x) if the Lead Borrower has made an LCT Election and if any of such ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded, or any representation or warranty would be breached or any Default or Event of Default blocker would apply, as a result of fluctuations in such ratio, basket or amount (including due to fluctuations in Consolidated EBITDA of the Lead Borrower or the Person subject to such Limited Condition Transaction) or as a result of the occurrence of any Default or Event of Default or other event, in each case, at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, baskets or amounts will be deemed not to have been exceeded as a result of such fluctuations, such representation or warranty shall be deemed not to have been breached, and such Default or Event of Default shall be deemed not to have occurred, in each case, solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken, and (y) such ratios, baskets or amounts shall not be tested at the time of consummation of such Limited Condition Transaction and all related acquisitions, Investments and other transactions entered into (or to be entered into) or consummated (or to be consummated) in connection therewith; provided that if the Lead Borrower has made an LCT Election, then in connection with any subsequent calculation of any ratio, basket or amount with respect to any other transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement (or, if applicable, the irrevocable notice or similar event) for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether (x) such subsequent transaction (other than with respect to Restricted Payments or Restricted Debt Payments) is permitted under the Loans, any such ratio, basket or amount shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and all related acquisitions, Investments and other transactions entered into (or to be entered into) or consummated (or to be consummated) in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) such subsequent Restricted Payments or Restricted Debt Payments are permitted under the Loans, any such ratio, basket or amount shall be required to be satisfied on a Pro Forma Basis both (1) assuming such Limited Condition Transaction and all related acquisitions, Investments and other transactions entered into (or to be entered into) or consummated (or to be consummated) in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (2) assuming such Limited Condition Transaction and all related acquisitions, Investments and other transactions entered into (or to be entered into) or consummated (or to be consummated) in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

Section 1.6             Certain Determinations.

(a)            For purposes of determining compliance at any time with the provisions of this Agreement, in the event that any Indebtedness (excluding Indebtedness under this Agreement), together with any corresponding Lien, meets the criteria of more than one category of exceptions, thresholds, baskets, or other provisions of transactions or items permitted pursuant to any clause of Sections 6.1 or 6.2, the Lead Borrower, in its sole discretion, may, at any time, classify or reclassify (on one or more occasions) and/or divide or re-divide (on one or more occasions) such transaction or item (or portion thereof) among one or more such categories of exceptions, thresholds, baskets or provisions of transactions or items permitted pursuant to any clause of Sections 6.1 or 6.2, as elected by the Lead Borrower in its sole discretion. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction or other transaction need not be permitted solely by reference to one category of permissive exception, threshold, basket or provision under this Agreement, but may instead be permitted in part under any combination thereof.

(b)            With respect to any amounts incurred or transactions entered into or consummated (including any Indebtedness, Lien, Restricted Payment, Investment, Disposition or Affiliate transaction or other transaction), in reliance on a combination of Fixed Baskets and Incurrence-Based Baskets, it is understood and agreed that (i) the Incurrence-Based Baskets shall first be calculated without giving effect to any Fixed Baskets being relied upon for any portion of such incurrence or transactions, (ii) thereafter, the incurrence of the portion of such amounts or other applicable transaction to be entered into in reliance on any Fixed Baskets shall be calculated (and Indebtedness, together with any corresponding Lien, may subsequently be reclassified into Incurrence-Based Baskets in accordance with clause (a) above). In calculating the maximum amount of Indebtedness permitted to be incurred under Fixed Baskets and Incurrence-Based Baskets at the same time, only the portion of such Indebtedness intended to be incurred under Incurrence-Based Baskets shall be included in the calculation of financial ratios at the time of such initial calculation (and the portion of such Indebtedness intended to be incurred under Fixed Baskets shall be deemed to not have been incurred in calculating such financial ratios at the time of such initial calculation) and (iii) the incurrence of the portion of any such amount under the Fixed Baskets shall be included in any subsequent calculation of the Incurrence-Based Baskets to the extent outstanding at such time.

(c)            Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of Section 6.1.

(d)            For purposes of determining compliance with Section 6.5, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment and (ii) in the event that an Investment meets the criteria of any one of the categories described in Section 6.5 at the time such Investment is made, there shall not be any requirement for such Investment to meet any other category described in Section 6.5 at such time or thereafter.

Section 1.7             Cashless Roll.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Lead Borrower, the Administrative Agent and such Lender, and such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.8             Calculation of Baskets.

If any of the baskets set forth in Article VI of this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA for the most recently completed Test Period after the last time such baskets were calculated for any purpose under Article VI, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.9             Interest Rates; Benchmark Notification.

The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.10           Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.11           Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by an Authorized Officer.

Section 1.12           [Reserved].

Section 1.13           Divisions.

For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article II

THE LOANS; AMOUNT AND TERMS

Section 2.1             [Reserved].

Section 2.2             Loans.

(a)            Loans.

(i)            Subject solely to the satisfaction (or waiver) of the conditions precedent set forth in Section 4.2 and Section 4.3, each Lender severally, but not jointly, agrees to make available to the Lead Borrower (through the Administrative Agent) during the Certain Funds Period term loans in Dollars (each, a “Loan”, and the Loans and the Commitments, collectively, the “Facility”) on one or more Funding Dates in a principal amount equal to its Commitment; provided that all Loans made pursuant to this Section 2.2 shall be made on no more than ten (10) Funding Dates. Upon receipt by the Administrative Agent of the proceeds of the Loans, such proceeds will then be made available to the Lead Borrower by the Administrative Agent by crediting the account of the Lead Borrower on the books of the office of the Administrative Agent as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Lead Borrower as are reasonably acceptable to the Administrative Agent). The Loans may consist of ABR Loans, RFR Loans or Term Benchmark Loans, or a combination thereof, as the Lead Borrower may request in the Notice of Borrowing delivered to the Administrative Agent prior to the relevant Funding Date. Notwithstanding the foregoing, in no event shall the Lead Borrower be permitted to request pursuant to this Section 2.2 prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.13(a) and 2.13(f), as applicable). Amounts repaid or prepaid on the Loans may not be reborrowed.

(ii)            Repayment of Loans. The outstanding principal amount of the Loans and all accrued but unpaid interest and other amounts payable with respect to the Loans shall be repaid on the Term Maturity Date.

(b)            Interest on the Loans. Subject to the provisions of Section 2.8, the Loans shall bear interest as follows:

(i)            ABR Loans. During such periods as any Borrowing of Loans shall be comprised of ABR Loans, each such ABR Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin;

(ii)            RFR Loans. During such periods as any Borrowing of Loans shall be comprised of RFR Loans, each such RFR Loan shall bear interest at a per annum rate equal to the sum of the Adjusted Daily SOFR Rate plus the Applicable Margin; and

(iii)            Term Benchmark Loans. During such periods as any Borrowing of Loans shall be comprised of Term Benchmark Loans, each such Term Benchmark Loan shall bear interest at a per annum rate equal to the sum of the Adjusted Term SOFR Rate plus the Applicable Margin.

Interest on the Loans shall be payable in arrears on each Interest Payment Date.

(c)            Notes; Covenant to Pay. The Lead Borrower’s obligation to pay each Lender shall be evidenced by this Agreement and, upon such Lender’s request, by a duly executed promissory note of the Lead Borrower to such Lender in substantially the form of Exhibit 2.2(c).

Section 2.3             Borrowings.

(a)            Notice of Borrowing. The Lead Borrower shall request a Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. (x) on the Business Day of the requested borrowing in the case of ABR Loans, (y) on the third Business Day prior to the date of the requested borrowing in the case of Term Benchmark Loans and (z) on the fifth U.S. Government Securities Business Day before the date of the requested borrowing in the case of RFR Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of ABR Loans, Term Benchmark Loans, RFR Loans or a combination thereof, and if Term Benchmark Loans are requested, the Interest Period(s) therefor. If the Lead Borrower shall fail to specify in any such Notice of Borrowing the Type of Borrowing being requested, then the requested Borrowing shall be an ABR Borrowing. If the Lead Borrower shall fail to specify an Interest Period for a requested Term Benchmark Borrowing, then such notice shall be deemed to be a request for a Term Benchmark Borrowing with an Interest Period of one month. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.

(b)            Minimum Amounts. Each Borrowing that is made as an ABR Borrowing or RFR Borrowing shall be in a minimum aggregate amount of $250,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the unused Commitments, if less). Each Borrowing that is made as a Term Benchmark Borrowing shall be in a minimum aggregate amount of $250,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the unused Commitments, if less).

(c)            Advances. Each Lender will make its Commitment Percentage of each Borrowing of Loans available to the Administrative Agent for the account of the Lead Borrower at the office of the Administrative Agent as the Administrative Agent may designate in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Lead Borrower by the Administrative Agent by crediting the account of the Lead Borrower on the books of such office (or such other account that the Lead Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

Section 2.4             [Reserved].

Section 2.5             Fees.

(a)            Announcement Date Fees and Expenses. The Lead Borrower agrees to pay, on the Announcement Date, (i) to the Administrative Agent, all fees required pursuant to the terms of the Fee Letter to be paid on the Announcement Date and (ii) all expenses required to be reimbursed on the Announcement Date for which invoices have been presented at least two Business Days (or a shorter period reasonably agreed by the Lead Borrower) prior to the Effective Date.

(b)            [Reserved].

(c)            [Reserved].

(d)            Fee Letter. The Lead Borrower agrees to pay to the Administrative Agent the fees as described, and on the applicable dates specified, in the Fee Letter.

Section 2.6             Commitment Reductions.

(a)            Voluntary Reductions. The Lead Borrower shall have the right to terminate or permanently reduce the unused portion of the Commitments at any time or from time to time upon not less than five (5) Business Days’ prior written notice by the Lead Borrower to the Administrative Agent (which shall notify the applicable Lenders thereof) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that a notice of termination or reduction of the Commitments delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination or reduction) if such condition is not satisfied. Any reduction in the Commitments shall be applied to the Commitment of each Lender in accordance to its Applicable Percentage.

(b)

(i)            In the event and on each occasion that, on or after the Effective Date and prior to the termination of the Commitments in accordance with this Section, the Lead Borrower or any of its Subsidiaries receives any Net Cash Proceeds in respect of a Reduction/Prepayment Event (or, in the case of (x) clause (d) of the definition of such term, obtains commitments under any Qualifying Loan Facility or (y) clause (e) of the definition of such term, the Existing Credit Agreement Amendment becomes effective) (each such Reduction/Prepayment Event, a “Certain Funds Period Reduction/Prepayment Event”; and the aggregate amount of such Net Cash Proceeds or the aggregate amount of such commitments with respect to any Certain Funds Period Reduction/Prepayment Event, the “Specified Reduction Amount” with respect thereto; provided that in the case of a Certain Funds Period Reduction/Prepayment Event arising in respect of clause (e) of the definition of Reduction/Prepayment Event, the Specified Reduction Amount with respect thereto shall be $376,000,000), then the Borrowers shall on the date of receipt of such Net Cash Proceeds (or on the date of the effectiveness of the commitments under such Qualifying Loan Facility or the effectiveness of the Existing Credit Agreement Amendment, as applicable) notify the Administrative Agent of such Certain Funds Period Reduction/Prepayment Event and the Specified Reduction Amount resulting therefrom (together with, in each case, a reasonably detailed calculation thereof).

(ii)            With respect to any Certain Funds Period Reduction/Prepayment Event, upon receipt by the Administrative Agent of the notification required under Section 2.6(b)(i), the Commitments shall automatically reduce by an amount (such amount, the “Approved Reduction Amount”) equal to the lesser of (x) the total amount of the Commitments at such time and (y) the applicable Specified Reduction Amount in respect of such Certain Funds Period Reduction/Prepayment Event; provided that, if and to the extent the Lead Borrower determines, in its reasonable opinion, that the certain funds requirements under the Takeover Requirements applicable to the Eagle Offer would not remain satisfied immediately after giving effect to such reduction, the Lead Borrower may, by written notice to the Administrative Agent delivered together with (or prior to) the notification under Section 2.6(b)(i), specify a lesser amount (which may be zero) as the Approved Reduction Amount, in which case the Commitments shall reduce only by such lesser amount (if any).

(iii)            The obligations of the Lead Borrower under this Section 2.6(b) are subject to (and shall not apply to the extent of) any mandatory legal restriction that prevents any Subsidiary of a Borrower making funds available to the Lead Borrower (including any financial assistance, corporate benefit or any other value transfer restrictions and the fiduciary and statutory duties of the directors of the relevant Subsidiary), provided that the Lead Borrower shall use all commercially reasonable efforts to ensure that any event giving rise to a prepayment obligation under this Section 2.6(b) is structured in such a way that it will not be unlawful for the Lead Borrower or the relevant Subsidiaries to move the relevant proceeds received to enable a mandatory prepayment to be lawfully made and the relevant proceeds applied as provided under this Section 2.6(b). If, after the Lead Borrower has used all such commercially reasonable efforts and taken such commercially reasonable steps, it will still be unlawful (including, without limitation, by reason of financial assistance, corporate benefit or any other value transfer restrictions and the fiduciary and statutory duties of the directors of the relevant Subsidiary) for such a prepayment to be made and the proceeds so applied, then such prepayment shall not be required to be made.

(c)            [Reserved].

(d)            Maturity Date. The Commitments shall automatically terminate upon the funding in full of the Loans thereunder. To the extent still outstanding on the earlier of (i) the end of the Certain Funds Period, and (ii) the Eagle Offer Outside Date, the Commitments shall terminate on such date.

Section 2.7             Prepayments.

(a)            Optional Prepayments and Repayments. The Borrowers shall have the right to prepay the Loans in whole or in part from time to time without premium or penalty except as provided below. Each partial prepayment or repayment of (i) Loans that are ABR Loans or RFR Loans shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (ii) Loans that are Term Benchmark Loans shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount). The Lead Borrower shall give three (3) Business Days’ irrevocable notice of prepayment in the case of Term Benchmark Loans, five (5) Business Days’ irrevocable notice of prepayment in the case of RFR Loans and same-day irrevocable notice on any Business Day in the case of ABR Loans, to the Administrative Agent (which shall notify the applicable Lenders); provided, that a notice of an optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case, such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. To the extent that the Borrowers elect to prepay the Loans, amounts prepaid under this Section shall be applied to scheduled instalments at the direction of the Lead Borrower and, absent such direction, in direct order of maturity first to ABR Loans and then to Term Benchmark Loans, in each case, ratably to the then remaining amortization payments thereof. Within the foregoing parameters, prepayments of any Loans under this Section shall be applied first to ABR Loans and then to Term Benchmark Loans at the direction of the Lead Borrower (and absent direction to the contrary from the Lead Borrower, in direct order of Interest Period maturities). All prepayments under this Section shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the date of such prepayment.

(b)            Mandatory Prepayments.

(i)            [Reserved].

(ii)            Asset Dispositions. Following any Asset Disposition (or related series of Asset Dispositions) or receipt by the Lead Borrower or any Restricted Subsidiary of Extraordinary Receipts, in each case that is not a Certain Funds Period Reduction/Prepayment Event in respect of which the Lead Borrower shall have previously notified the Administrative Agent pursuant to Section 2.6(b), the Borrowers shall, jointly and severally, prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) or such Extraordinary Receipts (such prepayment to be applied as set forth in clause (vii) below) within five (5) Business Days of the receipt thereof; provided, however, that, so long as no Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Lead Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to restore, rebuild, repair, construct, improve, replace, refurbish, remodel, refresh, renovate or otherwise acquire assets (other than inventory) (and pay transaction expenses associated therewith), useful to the business of the Lead Borrower and its Restricted Subsidiaries, including pursuant to a Permitted Acquisition or a third party investment, and such reinvestment is consummated within 365 days of the receipt of such Net Cash Proceeds or the subject of a binding written agreement with a third party entered into such 365-day period which is consummated with 180 days after the end of such 365-day period, it being expressly agreed that Net Cash Proceeds not so reinvested shall be applied to prepay the Loans immediately thereafter (such prepayment to be applied as set forth in clause (vii) below); provided, further that a prepayment of the Loans shall only be required under this Section 2.7(b)(ii) if the amount of such prepayment for any fiscal year exceeds the greater of $29,000,000 and 10% of Consolidated EBITDA for the most recently completed Test Period prior to the date of receipt of such Net Cash Proceeds (and, in such case, only the amount by which such prepayment amount for such fiscal year exceeds such threshold shall be required to be prepaid hereunder).

(iii)            Debt Issuances. Immediately upon receipt by the Lead Borrower or any of its Restricted Subsidiaries of proceeds from any Debt Issuance that is not a Certain Funds Period Reduction/Prepayment Event in respect of which the Lead Borrower shall have previously notified the Administrative Agent pursuant to Section 2.6(b), the Borrowers shall, jointly and severally, prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (vii) below).

(iv)            Equity Issuances. Following any Equity Issuance that is not a Certain Funds Period Reduction/Prepayment Event in respect of which the Lead Borrower shall have previously notified the Administrative Agent pursuant to Section 2.6(b),, the Borrowers shall, jointly and severally, prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Equity Issuance (such prepayment to be applied as set forth in clause (vii) below) within five (5) Business Days of the receipt thereof.

(v)            Specified Reduction Amounts. In respect of any Net Cash Proceeds that constitute a Specified Reduction Amount, if on the 20th Business Day following receipt of such Net Cash Proceeds, such Specified Reduction Amount exceeds the Approved Reduction Amount in respect of such Net Cash Proceeds (such excess amount, the “Specified Certain Funds Prepayment Amount”), then on such 20th Business Day the Lead Borrower shall notify the Administrative Agent of such Specified Certain Funds Prepayment Amount and prepay Borrowings in an amount equal to the lesser of (A) the aggregate principal amount of Loans then outstanding and (B) the Specified Certain Funds Prepayment Amount; provided that, notwithstanding anything to the contrary contained herein, no reduction of the Commitments under Section 2.6(b) shall be required in respect of, or shall result from, the Specified Certain Funds Prepayment Amount to the extent Loans are prepaid therewith in accordance with this Section 2.7(b)(v).

(vi)            Failure of Initial Settlement. If the Eagle Settlement Date has not occurred by the end of the fourth Business Day following the Initial Funding Date, the unused Commitments shall automatically terminate and all outstanding Loans, accrued interest and other amounts owing under the Credit Documents shall immediately become due and payable. This paragraph shall apply notwithstanding Section 4.3 or any other provision of any Credit Document.

(vii)            Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii), (b)(iii), (b)(iv) and (b)(vi), to the Loans on a pro rata basis based on the respective principal amounts thereof (in each case, to the remaining amortization payments thereof in direct order of maturity). Within the parameters of the applications set forth above, prepayments of any Loans shall be applied first to ABR Loans and then to Term Benchmark Loans; provided that if, at the time that any such prepayment would be required hereunder, the Lead Borrower or any Restricted Subsidiary is required to offer to repurchase or prepay any other Indebtedness that is secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with Net Cash Proceeds of such prepayment event (such Indebtedness required to be offered to be repurchased or prepaid, the “Other Applicable Indebtedness”), then the Borrowers may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Loans in accordance with the terms hereof), and the amount of the prepayment of the Loans that would have otherwise been required pursuant to this Section 2.7(b) shall be reduced on a dollar-for-dollar basis accordingly; provided further that, to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof. All prepayments under this Section shall be subject to Section 2.15 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty:

(c)            [Reserved].

(d)            [Reserved].

(e)            Notice of Mandatory Prepayment. The Lead Borrower shall notify the Administrative Agent of any prepayment under Section 2.7(b) at least three Business Days prior to the date of such prepayment (or such shorter period (i) as may be required to comply with the prepayment conditions set forth in Section 2.7(b) or (ii) as shall be reasonably acceptable to the Administrative Agent). Each notice delivered by the Lead Borrower pursuant to this Section 2.7(e) shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid, and include a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(f)            Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect any Borrower’s or Restricted Subsidiary’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

Section 2.8             Default Rate and Payment Dates.

(a)            Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 9.1. Any default interest owing under this Section 2.8(a) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Term Maturity Date.

(b)            If all or a portion of the principal amount of any Loan which is a Term Benchmark Loan shall not be paid when due or continued as a Term Benchmark Loan in accordance with the provisions of Section 2.9 (whether at the stated maturity, by acceleration or otherwise), such Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.

Section 2.9             Conversion and Continuation Options.

(a)            The Lead Borrower may, elect from time to time to convert ABR Loans to Term Benchmark Loans or to continue Term Benchmark Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion or continuation. In addition, the Lead Borrower may elect from time to time to convert all or any portion of a Term Benchmark Loan to an ABR Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which an ABR Loan is to be converted to a Term Benchmark Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an ABR Loan. Term Benchmark Loans may only be converted to ABR Loans on the last day of the applicable Interest Period. If the date upon which a Term Benchmark Loan is to be converted to an ABR Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an ABR Loan. All or any part of outstanding ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. All or any part of outstanding Term Benchmark Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(b)            Any Term Benchmark Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Lead Borrower with the notice provisions contained in Section 2.9(a); provided, that no Term Benchmark Loan may be continued as such when any Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an ABR Loan at the end of the applicable Interest Period with respect thereto. If (i) the Lead Borrower shall fail to give timely notice of an election to continue a Term Benchmark Loan, such Term Benchmark Loan shall automatically continue as a Term Benchmark Loan with a one month Interest Period or (ii) the continuation of Term Benchmark Loans is not permitted hereunder, such Term Benchmark Loans shall be automatically converted to ABR Loans at the end of the applicable Interest Period with respect thereto.

Section 2.10           Computation of Interest and Fees; Usury.

(a)            Interest payable hereunder with respect to any ABR Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall promptly notify the Lead Borrower and the applicable Lenders of each determination of the Term SOFR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Lead Borrower and the applicable Lenders of the effective date and the amount of each such change.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Lead Borrower, deliver to the Lead Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)            In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11           Payments Generally; Pro Rata Treatment and Payments.

(a)            The Borrowers shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest, fees, or of amounts payable under Sections 2.14, 2.15 or 2.16 or otherwise) in Dollars prior to 1:00 P.M., on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.5 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)            If at any time that payments are not required to be applied in the manner required by Section 2.11(c) insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the application of default interest pursuant to Section 2.8) by the Administrative Agent pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other Loan amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent on account of the Credit Party Obligations shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to the payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender to the extent provided in Section 9.5;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Bank Product, any fees, premiums and scheduled periodic payments due under such Bank Product and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations, and including with respect to any Bank Product, any breakage, termination or other payments due under such Bank Product and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to the Borrowers or whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above. Notwithstanding the foregoing terms of this Section, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Bank Product. Amounts distributed with respect to any Bank Product Debt may, at the option of the Administrative Agent, be the amount of such Bank Product last reported to the Administrative Agent by the applicable Bank Product Provider.

Section 2.12           Non-Receipt of Funds; Administrative Agent’s Clawback.

(a)            Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to ABR Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by a Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the applicable conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.5(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13            Inability to Determine Interest Rate; Benchmark Replacement.

(a)            Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii)            the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Lead Borrower delivers a new Notice of Borrowing or Notice of Conversion/Extension in accordance with the terms of this Agreement (1) any Notice of Conversion/Extension that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice of Conversion/Extension or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above and (2) if the Adjusted Daily Simple SOFR is the subject of Section 2.13(a)(i) or (ii) above, any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Lead Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Lead Borrower delivers a new Notice of Conversion/Extension or Notice of Borrowing in accordance with this Agreement, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above, on such day, and (2) if the Adjusted Daily Simple SOFR is the subject of Section 2.13(a)(i) or (ii) above, any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

(b)            Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right, in consultation with the Lead Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)            The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e)            Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Lead Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Lead Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 2.14           Yield Protection.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrowers will, jointly and severally, pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will, jointly and severally, pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall, jointly and severally, pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15           Compensation for Losses.

Promptly following demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall, jointly and severally, promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by the Lead Borrower; or

(c)            any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 2.19;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 2.16           Taxes.

(a)            Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrowers. The Borrowers shall, jointly and severally, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower. The Borrowers shall, jointly and severally, indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligations of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 2.16, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower,

(A)            any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2)	executed copies of IRS Form W-8ECI;

3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.16(a) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

4)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16(b) or Exhibit 2.16(c), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16(d) on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.17           [Reserved].

Section 2.18           [Reserved].

Section 2.19           Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Lead Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Lead Borrower may, at the sole expense and effort of the Borrowers, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)            the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal) or the Borrowers (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)            such assignment does not conflict with applicable law; and

(v)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Lead Borrower to require such assignment and delegation cease to apply.

Section 2.20           [Reserved].

Section 2.21           Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.21(a) (iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Defaulting Lender Cure. If the Lead Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Borrowers hereby, jointly and severally, represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1             Financial Condition.

(a)            The Historical Financial Statements:

(i)            were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

(ii)            fairly present in all material respects the financial position of the Lead Borrower and its subsidiaries as of the dates thereof (subject, in the case of the unaudited financial statements, to normal year end adjustments and the absence of footnotes), and results of operations for the periods covered thereby.

(b)            The projections of the Lead Borrower and its Subsidiaries (prepared on an annual basis for the term of this Agreement) delivered to the Lenders on or prior to the Effective Date have been prepared in good faith based upon assumptions believed to be reasonable at the time in light of the conditions existing at the time such projections were created; provided that (1) such projections are not a guaranty of future performance, (2) whether or not any such projections are in fact achieved will depend upon future events and conditions, some of which are not within the control of the Lead Borrower or its Subsidiaries, and (3) actual results may vary from the projected results and such variations may be material.

Section 3.2             No Material Adverse Effect.

Since December 31, 2025, there has been no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3             Corporate Existence; Compliance with Law; Patriot Act Information.

The Lead Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) and its respective Registrations and Products are in compliance with all Requirements of Law, Organizational Documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.3 as of the Effective Date is the following information for each Credit Party: the exact legal name and any former legal names of such Credit Party in the four (4) months prior to the Effective Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number, the federal tax identification number and ownership information (e.g. publicly held or if private or partnership, the owners and partners of each of the Credit Parties).

Section 3.4             Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority to enter into, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5             No Legal Bar; No Default.

The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, the borrowings thereunder and the use of the proceeds of the Loans (a) will not violate any Requirement of Law of any Credit Party, except for any violation which could not be reasonably expected to result in a Material Adverse Effect, (b) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties or any material Contractual Obligation to which such Person is a party or by which any of its properties may be bound (except those as to which waivers or consents have been obtained) except for any violation of any such Contractual Obligation which could not be reasonably expected to result in a Material Adverse Effect, and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or material Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens. Neither the Lead Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its material Contractual Obligations except as could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.6             No Material Litigation.

Except as set forth on Schedule 3.6, no litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened in writing against the Lead Borrower or any of its Restricted Subsidiaries or against any of its or their respective properties (a) with respect to the Credit Documents or any Extension of Credit or any of the Transactions, or (b) which could reasonably be expected to have a Material Adverse Effect. No permanent injunction, temporary restraining order or similar decree has been issued against the Lead Borrower or any of its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.7             Investment Company Act; etc.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 3.8             Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Federal Reserve Board as now and from time to time hereafter in effect. The Lead Borrower and its Restricted Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 and the aggregate value of all “margin stock” owned by the Lead Borrower and its Restricted Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9             ERISA.

(a)            Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any ERISA Plan, and each ERISA Plan has complied in all material respects with the applicable provisions of ERISA and the Code except for any failures which could not be reasonably expected to result in a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or an ERISA Plan has arisen, during such five year period except for liabilities which could not be reasonably expected to result in a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such ERISA Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such ERISA Plan allocable to such accrued benefits, except to the extent such excess amount could not be reasonably expected to result in a Material Adverse Effect. Neither the Lead Borrower, any Restricted Subsidiary nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan except for liabilities which could not be reasonably expected to result in a Material Adverse Effect.

(b)            None of the Lead Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations).

Section 3.10           Environmental Matters.

(a)            The facilities and properties owned, leased or operated by the Lead Borrower or any of its Restricted Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of the Lead Borrower or any Restricted Subsidiary under, any Environmental Law except for such non-compliance which could not be reasonably expected to result in a Material Adverse Effect.

(b)            The Properties and all operations of the Lead Borrower and/or its Restricted Subsidiaries at the Properties are and have in the last five years been in compliance in all material respects, with all applicable Environmental Laws, except for any non-compliance which could not be reasonably expected to result in a Material Adverse Effect.

(c)            Neither the Lead Borrower nor its Restricted Subsidiaries have received any material written or actual notice of material violation, alleged material violation, material non-compliance, material liability or potential material liability on behalf of the Lead Borrower or any Restricted Subsidiary with respect to Environmental Laws regarding any of the Properties or the business operated by the Lead Borrower or any of its Restricted Subsidiaries (the “Business”), nor does any Borrower have knowledge that any such notice will be received or is being threatened in writing.

(d)            Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of the Lead Borrower or any Restricted Subsidiary under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of the Lead Borrower or any Restricted Subsidiary under, any applicable Environmental Law except for such liabilities which could not be reasonably expected to result in a Material Adverse Effect.

(e)            No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened in writing, under any Environmental Law to which the Lead Borrower or any Restricted Subsidiary is or to the knowledge of any Borrower will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, in each case, except for any such matter which could not reasonably be expected to result in a Material Adverse Effect.

(f)            There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Lead Borrower or any Restricted Subsidiary in connection with the Properties or otherwise in connection with the Business, in material violation of or in amounts or in a manner that could give rise to material liability on behalf of the Lead Borrower or any Restricted Subsidiary under Environmental Laws.

Section 3.11           Use of Proceeds.

The Lead Borrower will use the proceeds of the Loans to finance the Transactions.

The Lead Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. (and any foreign counterpart thereto) or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Jurisdiction, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise).

Section 3.12           Subsidiaries; Joint Ventures; Partnerships.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Lead Borrower and its Restricted Subsidiaries as of the Effective Date. Information on the attached Schedule includes the following: (a) the number of shares of each class of Equity Interests of each Subsidiary outstanding and (b) the number and percentage of outstanding shares of each class of Equity Interests owned by the Lead Borrower and its Restricted Subsidiaries. The outstanding Equity Interests of all such Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents and Permitted Liens). As of the Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Restricted Subsidiary, except as contemplated in connection with the Credit Documents.

Section 3.13           Ownership.

Each of the Lead Borrower and its Restricted Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective assets, which, together with assets leased or licensed by the Lead Borrower and its Restricted Subsidiaries, represents all assets in the aggregate material to the conduct of the Business, and none of such assets is subject to any Lien other than Permitted Liens. The Lead Borrower and each of its Restricted Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.

Section 3.14           Consent; Governmental Authorizations.

No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit by the Borrowers or the making of the Guaranty hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).

Section 3.15           Taxes.

The Lead Borrower and each of its Restricted Subsidiaries has filed, or caused to be filed, all income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid or made provision for payment of (a) all material federal, state, local and other taxes levied or imposed on their income which are due and payable and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. The Borrowers do not have actual knowledge as of the Effective Date of any proposed tax assessments against the Lead Borrower or any of its Restricted Subsidiaries.

Section 3.16           [Reserved].

Section 3.17           Solvency.

As of the Effective Date, immediately after giving pro forma effect to the consummation of the Transactions to occur on the Settlement Date and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement, (a) the sum of the debt (including contingent liabilities) of the Lead Borrower and its Subsidiaries on a consolidated basis does not exceed the fair value of the assets of the Lead Borrower and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the assets of the Lead Borrower and its Subsidiaries, on a consolidated basis, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) and debts of the Lead Borrower and its Subsidiaries on a consolidated basis, as they become absolute and matured in the ordinary course of business, (c) the capital of the Lead Borrower and its Subsidiaries on a consolidated basis is not unreasonably small in relation to their business, on a consolidated basis, as contemplated as of the Effective Date, and (d) the Lead Borrower and its Subsidiaries on a consolidated basis have not incurred and do not intend to incur, or believe that they will incur, debts including contingent obligations, beyond their ability to pay such debts as they become due in the ordinary course of business. For purposes of this Section 3.17, the amount of any contingent liability shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification 450).

Section 3.18           Compliance with FCPA.

Each of the Lead Borrower and its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Lead Borrower, its Subsidiaries, their respective directors or officers nor, to the knowledge of the Borrowers, employees or any Borrower Agent has (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Lead Borrower or any of its Subsidiaries (or made by any person acting on its behalf of which the Borrowers are aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.

Section 3.19           [Reserved].

Section 3.20           [Reserved].

Section 3.21           Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Lead Borrower or any of its Restricted Subsidiaries as of the Effective Date and none of the Lead Borrower or its Restricted Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (b) has knowledge of any potential or pending strike, walkout or work stoppage that could reasonably be expected to have a Material Adverse Effect. No unfair labor practice complaint is pending against the Lead Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect. There are no strikes, walkouts, work stoppages or other material labor difficulty pending or to any Borrower’s knowledge, threatened in writing against the Lead Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 3.22           Accuracy and Completeness of Information.

(a)            All written factual information (other than (i) estimates, budgets, forecasts, pro forma data, financial projections and other forward-looking financial information concerning the Lead Borrower and its Subsidiaries and (ii) other forward-looking information and any information of a general economic or industry specific nature) heretofore, contemporaneously or hereafter furnished by or on behalf of the Lead Borrower or any of its Restricted Subsidiaries to the Administrative Agent, the Arranger or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any of the Transactions, when furnished and taken as a whole, is or will be true and accurate in all material respects and does not or, in the case of any such information made available after the Effective Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances in which such statements are made (giving effect to all supplements and updates thereto which shall be deemed to cure any prior inaccuracy); provided, that, with respect to such written factual information relating to Eagle and its subsidiaries furnished by or on behalf of the Lead Borrower or any of its Restricted Subsidiaries on or before the Eagle Settlement Date, the foregoing representation and warranty is to the knowledge of the Lead Borrower. There is no fact now known to the Lead Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Lead Borrower and its Restricted Subsidiaries furnished to the Administrative Agent and the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and the Lenders.

(b)            As of the Effective Date, the information included in the Beneficial Ownership Certificate is true and correct in all respects other than immaterial typographical or clerical errors which do not impact the substance thereof.

Section 3.23           [Reserved].

Section 3.24           Insurance.

As of the Effective Date, the Lead Borrower and its Restricted Subsidiaries maintain insurance coverage which complies with the requirements set forth in Section 5.5(b).

Section 3.25           Security Documents.

From and after the Eagle Settlement Date, the Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party and the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, in each case in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, prior to all other Liens other than Permitted Liens.

Section 3.26           Classification of Senior Indebtedness.

The Credit Party Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

Section 3.27           Anti-Terrorism Laws; OFAC Rules and Regulations.

(a)            Neither the Lead Borrower, any of its Subsidiaries nor, to the knowledge of any Borrower, the Affiliates or respective officers, directors, brokers or Borrower Agents of the Lead Borrower, such Subsidiary or Affiliate (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)            Neither the Lead Borrower, any of its Subsidiaries nor, to the knowledge of the Borrowers, the Affiliates or respective officers, directors, employees, brokers or Borrower Agents of the Lead Borrower, such Subsidiary or Affiliate is a Person that is, or is owned or controlled by a Person that is, a Sanctioned Person.

(c)            Neither the Lead Borrower, any of its Subsidiaries nor, to the knowledge of the Borrowers, the Affiliates or respective officers, directors, brokers or Borrower Agents of the Lead Borrower, such Subsidiary or Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person, or in any Sanctioned Jurisdiction, except as permitted by applicable law, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.28           [Reserved].

Section 3.29           [Reserved].

Section 3.30           [Reserved].

Section 3.31           Affected Financial Institution.

Neither the Lead Borrower nor any of its Subsidiaries is an Affected Financial Institution.

Section 3.32           Trade Relations.

There exists no actual or, to any Borrower’s knowledge, threatened in writing termination, cancellation or limitation of, or any modification or change in, the business relationship between the Lead Borrower or any of its Restricted Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Lead Borrower and its Restricted Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent the Lead Borrower or any of its Restricted Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

Section 3.33           [Reserved].

Section 3.34           Health Care Laws and Permits.

(a)            Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Lead Borrower and its Restricted Subsidiaries are in compliance with all applicable Health Care Laws.

(b)            Each of the Lead Borrower and its Restricted Subsidiaries holds and is operating in material compliance with all Permits, except where the failure to hold or operate in material compliance with such Permits could not result in a Material Adverse Effect. Neither the Lead Borrower nor any of its Restricted Subsidiaries has received any written notice of proceedings relating to, and to the knowledge of each Borrower there are no facts or circumstances that would reasonably be expected to lead to, the revocation, suspension, termination or modification of any such certificate Permit, except where such revocation, suspension, termination or modification of any such Permit has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            The Lead Borrower and its Restricted Subsidiaries have not received any written notice or, to the knowledge of Borrowers, other communication from any Governmental Authority, regarding any actual or alleged violation of, any applicable Health Care Law by the Lead Borrower or any of its Restricted Subsidiaries, except where such actual or alleged violation has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)            No Included Product is the subject of, or subject to (as applicable), any recall, market withdrawal or seizure, or any warning letter or other written communication from any Governmental Authority to the Lead Borrower or any of its Restricted Subsidiaries requiring such action or asserting that an Included Product fails to comply with applicable law, except where such action, letter or communication has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Lead Borrower nor any Restricted Subsidiary has received written notification from any Governmental Authority that an Included Product fails to comply with applicable Law, which failure would reasonably be expected to result in sanctions or adversely affect the Permits of the Lead Borrower and its Restricted Subsidiaries’ facilities, except where such sanctions or adverse effect on the Permits have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.35           Regulatory Matters.

(a)            To the knowledge of the Borrowers, neither the FDA nor other Governmental Authority is considering limiting, suspending, or revoking any Registrations or changing the marketing classification or labeling or other significant parameter affecting the Products of the Lead Borrower or any of its Restricted Subsidiaries in any manner that could be reasonably expected to result in a Material Adverse Effect. To the knowledge of the Borrowers, no event has occurred or condition or state of facts exists which could constitute a breach or default, or could cause revocation or termination of any material Registrations. To the knowledge of the Borrowers, any third party that is a manufacturer or contractor for the Lead Borrower or any of its Restricted Subsidiaries is in compliance with all Registrations required by the FDA or comparable Governmental Authority and all Public Health Laws insofar as they reasonably pertain to the Products of the Lead Borrower and its Restricted Subsidiaries, except for any failures that could be reasonably expected to result in a Material Adverse Effect.

(b)            Since January 1, 2026, neither the Lead Borrower nor any of its Restricted Subsidiaries has received a written warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with a Governmental Authority with respect to Regulatory Matters that could reasonably be expected to have a Material Adverse Effect.

(c)            As of the Effective Date, neither the Lead Borrower nor any of its Restricted Subsidiaries is undergoing any material inspection related to Regulatory Matters, or any other Governmental Authority investigation.

(d)            During the period of three (3) calendar years immediately preceding the Effective Date, the Borrowers do not have any knowledge that the Lead Borrower or any of its Restricted Subsidiaries has, nor has it or any of its Restricted Subsidiaries received written notice that it has, introduced into commercial distribution any Products manufactured by or on behalf of the Lead Borrower or any of its Restricted Subsidiaries or distributed any products on behalf of another manufacturer that were upon their shipment by the Lead Borrower or any of its Restricted Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331, and adverse determination with respect to which would result in a Material Adverse Effect. Neither the Lead Borrower nor any of its Restricted Subsidiaries has received any material written notice from any Governmental Authority alleging noncompliance with any Requirement of Law, which noncompliance could reasonably be expected to have a Material Adverse Effect. No Product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution, or commercialization activity, and, to the knowledge of the Borrowers, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Product; (ii) a material change in the labeling of any Product suggesting a compliance issue; or (iii) a termination, seizure or material suspension of manufacturing, researching, distributing or marketing of any Product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any Product are pending or to the knowledge of the Borrowers threatened in writing against the Lead Borrower or any of its Restricted Subsidiaries.

(e)            As of the Effective Date, neither the Lead Borrower nor any of its Subsidiaries nor any of their respective officers, directors or employees, nor to the knowledge of the Lead Borrower, any of their agents or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received written notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. As of the Effective Date, neither the Lead Borrower nor any of its Subsidiaries nor any of their respective officers, directors or employees, nor to the knowledge of the Borrowers, any of their agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law.

(f)            The Lead Borrower and each of its Subsidiaries is in material compliance with the written procedures, record-keeping and reporting requirements required by the FDA or any comparable Governmental Authority pertaining to the reporting of adverse events and recalls involving the Products.

Section 3.36           Eagle Offer Documents.

The Eagle Offer Documents have been, or upon issue will have been, prepared in compliance with the Takeover Requirements in all material respects. The Eagle Offer Documents (together with any documents contemplated to be entered into pursuant to the Eagle Offer Documents) contain (or upon issue will contain) all the material terms and conditions of the Eagle Offer.

Article IV

CONDITIONS PRECEDENT

Section 4.1             Conditions to Effective Date.

This Agreement shall become effective upon, and the Commitment of each Lender hereunder shall become effective on the first date on which the following conditions precedent have been satisfied (or waived in accordance with Section 9.1); provided that, it is understood and agreed that the obligations of the Lenders to make Loans hereunder shall be further subject to the conditions set forth in Sections 4.2 and 4.3:

(a)            The Administrative Agent (or its counsel) shall have received a counterpart of this Agreement duly executed on behalf of the Lead Borrower.

(b)            The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated as of the Effective Date) of Ropes & Gray LLP, counsel for the Lead Borrower, covering such matters relating to the Lead Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request

(c)            The Administrative Agent (or its counsel) shall have received (i) a certificate of the Lead Borrower, dated the Effective Date and signed by a secretary, assistant secretary or other senior officer thereof, which shall (A) certify that attached thereto is a true and complete copy of the resolutions of the board of directors of the Lead Borrower authorizing the Transactions, (B) identify by name and title and bear the signatures of the officers of the Lead Borrower authorized to sign the Credit Documents and (C) certify (x) that attached thereto is a true and complete copy of the certificate of incorporation of the Lead Borrower certified by the secretary of state of the State of Delaware and a true and correct copy of its bylaws and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (ii) a good standing certificate as of a recent date for the Lead Borrower from the secretary of state of the State of Delaware.

(d)            On the Effective Date, after giving effect to the Transactions to occur on such date, (i) the representations and warranties of the Lead Borrower set forth in this Agreement shall be true and correct (A) in the case of such representations and warranties qualified as to materiality, in all respects, and (B) otherwise, in all material respects, in each case on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all respects or in all material respects, as applicable, on and as of such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Lead Borrower, confirming satisfaction of the foregoing condition.

(e)            The Lead Borrower shall have executed and delivered the Fee Letter.

(f)            The Administrative Agent shall have received, at least two Business Days prior to the Effective Date, all documentation and other information relating to the Lead Borrower requested in writing at least ten (10) Business Days prior to the Effective Date for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(g)            The Administrative Agent shall have received a copy, in substantially final form, of the Announcement.

On the Effective Date, the Administrative Agent shall confirm the occurrence of the Effective Date by delivery of written notice to the Lead Borrower substantially in the form of the Effective Date Certificate attached as Exhibit 4.1(a) hereto.

Section 4.2             Conditions to each Funding Date.

The obligation of each Lender to make any Extension of Credit hereunder on any Funding Date is subject to the occurrence of the Effective Date, the receipt by the Administrative Agent of a Notice of Borrowing with respect to such Loan in accordance with Section 2.2 and, solely with respect to the Initial Funding Date, satisfaction (or waiver in accordance with Section 9.1) of the following conditions, it being understood and agreed that the the obligations of the Lenders to make Loans hereunder shall be further subject to the conditions set forth in Sections 4.3(a):

(a)            the Administrative Agent shall have received a certificate in the form of Exhibit 4.2(a) hereto, dated the Initial Funding Date and signed by a Responsible Officer of the Borrower, confirming (A) that the Eagle Offer has been declared unconditional and that all conditions for completion of the Eagle Offer on the Eagle Settlement Date (to the extent not waived by the Lead Borrower with the prior written consent of the Administrative Agent) will be met and (B) no Major Default has occurred and is continuing or would result from the funding of the Loans on the Initial Funding Date;

(b)            either (i) the Existing Credit Agreement Amendment has become effective or (ii) the Eagle Acquisition Closing Date Refinancing shall be consummated;

(c)            the Administrative Agent shall have received completed UCC financing statements for each appropriate jurisdiction as is necessary to perfect the Administrative Agent’s security interest in the Collateral;

(d)            [reserved];

(e)            the Administrative Agent shall have received counterparts of (i) the Security Agreement and the Pledge Agreement, in each case conforming to the requirements of this Agreement and duly executed by the Credit Parties and (ii) the Intercreditor Agreement, duly executed by each of the parties thereto; and

(f)            the Administrative Agent shall have received a copy of each Eagle Offer Document.

Section 4.3             Certain Funds Period.

(a)            Subject to Section 4.2, during the Certain Funds Period, each Lender will be obligated to make the Loans on each Funding Date unless, on such Funding Date:

(i)            a Major Default has occurred and is continuing or would result from the making of the Loans; or

(ii)            due to a change in law after the date that such Lender becomes a Lender under this Agreement, it has become unlawful in any applicable jurisdiction for such Lender to perform any of its obligations to lend or participate in any Loans (provided that this shall be without prejudice to the obligations of all of the other Lenders).

(b)            During the Certain Funds Period (save in circumstances where, because of the occurrence of any of the events specified in paragraph (a) of this Section, a Lender is not obligated to make the Loans on any Funding Date, it being understood that in the circumstance set forth in paragraph (a)(ii) of this Section affecting any Lender, this parenthetical shall be without prejudice to the obligations of all the other Lenders), none of the Administrative Agent or the Lenders shall be permitted or entitled to (or to take any action or threaten to):

(i)            cancel the Commitment of any Lender, except as provided in Section 2.6(b);

(ii)            rescind, terminate or cancel this Agreement or the Loans or exercise any similar right or remedy or make or enforce any claim under the Credit Documents or under any applicable law it may have or take any other action, in each case, to the extent to do so would or will prevent or limit (A) the making of the Loans or (B) the Lead Borrower from applying the proceeds of the Loans in accordance with Section 5.16;

(iii)            in the case of any Lender, refuse or fail to make or participate in the making of the Loans;

(iv)            exercise any right of rescission, set-off or counterclaim or similar right or remedy in respect of the Loans; or

(v)            cancel, accelerate, make demand for or cause repayment or prepayment of any amounts owing under this Agreement or under any other Credit Document;

provided that immediately upon the expiration of the Certain Funds Period all such rights, remedies and entitlements shall, to the extent otherwise permitted, be available to the Administrative Agent and the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(c)            Notwithstanding any other term of any of the Credit Documents, if any other term of the Credit Documents is contrary to or inconsistent with this Section 4.3, then the terms of this Section 4.3 shall prevail in all respects.

Article V

AFFIRMATIVE COVENANTS

The Lead Borrower hereby covenants and agrees that on the Effective Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c)  the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash (other than contingent indemnification obligations for which no claim has been made), the Lead Borrower shall, and shall cause each of its Restricted Subsidiaries, to:

Section 5.1             Financial Statements.

Furnish to the Administrative Agent (who shall provide a copy to each of the Lenders):

(a)            Annual Financial Statements. As soon as available and in any event no later than ninety (90) days after the end of each fiscal year of the Lead Borrower, a copy of the Consolidated balance sheet of the Lead Borrower and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Lead Borrower and its Subsidiaries for such fiscal year, which shall be audited by and accompanied by an opinion from Eisner Amper LLP or another firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (except with respect to or as a result of impending maturity of the Loans becoming due and payable by its terms, any change in accounting practices or policies due to changes in GAAP that is required or approved by such auditors or any prospective non-compliance with the Financial Covenants then in effect); provided that the financial statements required pursuant to this Section 5.1(a) shall be delivered with customary “management’s discussion and analysis of the financial condition and results of operations” with respect to the periods covered by such financial statements;

(b)            Quarterly Financial Statements. As soon as available and in any event no later than forty-five (45) days after the end of each fiscal quarter of the Lead Borrower (excluding the last fiscal quarter of the Lead Borrower’s fiscal year), a copy of the Consolidated balance sheet of the Lead Borrower and its Subsidiaries as of the end of such period and related Consolidated statements of income and retained earnings and of cash flows for the Lead Borrower and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year; provided that the financial statements required pursuant to this Section 5.1(b) shall be delivered with customary “management’s discussion and analysis of the financial condition and results of operations” with respect to the periods covered by such financial statements;

(c)            Unrestricted Subsidiary Consolidating Information. Simultaneously with the delivery of each set of Consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above for any Restricted Group Reporting Period, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may in any case be in footnote form only) from such Consolidated financial statements; and

(d)            Annual Operating Budget and Cash Flow. As soon as available, but in any event within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2026, a copy of the detailed annual operating budget or plan including cash flow projections of the Lead Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a monthly basis, in form and detail reasonably acceptable to the Administrative Agent, together with a summary of the material assumptions made in the preparation of such annual budget or plan.

All such financial statements delivered pursuant to subsections (a) and (b) above shall present fairly in all material respects the financial condition and results of operations of the Lead Borrower and its consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied throughout the periods reflected therein (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes) and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP as provided in Section 1.3(b) since the date of the Historical Financial Statements that had a material impact on such financial statements.

So long as the Lead Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Lead Borrower may satisfy its obligation under Section 5.2(b) and to deliver the financial statements referred to in clauses (a) and (b) above by delivering such information or financial statements by electronic mail to such e-mail address as the Administrative Agent (who shall provide a copy to the Lenders) shall have provided to the Lead Borrower from time to time; provided, that such information and financial statements shall be deemed to have been delivered on the date on which the Lead Borrower posts such information or financial statements, or provides a link thereto, on the Lead Borrower’s website on the Internet at https://investor.anipharmaceuticals.com/financials/sec-filings/default.aspx (or any new address identified by the Lead Borrower) or at http://www.sec.gov.

The Lead Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Lead Borrower or its Affiliates, or the respective securities of any of the foregoing. The Lead Borrower hereby agrees that it will use commercially reasonable efforts to specifically label “Private — Contains Non-Public Information” that portion of the Borrower Materials delivered in connection with this Agreement that will contain any MNPI (although it may be sensitive and proprietary) concerning the Lead Borrower or its Affiliates or the respective securities of any of the foregoing (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be required to be treated as set forth in Section 9.14).

Section 5.2             Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)            Compliance Certificate. Together with the delivery of financial statements under Section 5.1(a) or (b), a certificate of the Chief Financial Officer (or Authorized Officer performing the duties customarily performed by the Chief Financial Officer) of the Lead Borrower substantially in the form of Exhibit 5.2(a) hereto or any other form reasonably approved by the Administrative Agent (a “Compliance Certificate”) (i) certifying as to whether a Default or an Event of Default has occurred and, if a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations of Consolidated EBITDA, the First Lien Net Leverage Ratio and the Interest Coverage Ratio, in each case, as of the last day of the fiscal year or fiscal quarter to which such financial statements relate and for the Test Period ending on such date and (iii) setting forth a list identifying each Subsidiary of the Lead Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary and identifying any Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary, in each case, as of the date of delivery of such Compliance Certificate or confirming that there has been no change in such information since the date of delivery of the most recent Compliance Certificate delivered hereunder.

(b)            Reports; SEC Filings; Regulatory Reports; Press Releases; Etc. Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional or non-material nature) and other financial information which the Lead Borrower sends to its shareholders, (ii) copies of all reports and all registration statements and prospectuses, if any, which any Credit Party may make to, or file with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority, (iii) all material regulatory reports and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties.

(c)            General Information. Promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3             Payment of Taxes.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its federal and other material taxes that are due and payable and (b) any additional material costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, except when the amount or validity of any such taxes is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Lead Borrower or its applicable Restricted Subsidiaries.

Section 5.4             Conduct of Business and Maintenance of Existence.

Except as expressly permitted under Section 6.4, continue to engage in business of the same general type as now conducted by it on the Effective Date and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

Section 5.5             Maintenance of Property; Insurance.

(a)            Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence and casualty resulting in a Recovery Event excepted).

(b)            Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear with respect to any property insurance, and (ii) as additional insured, as its interest may appear, with respect to any such liability insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or ten (10) days in the case of non-payment) prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Lead Borrower or any of its Restricted Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.

(c)            In case of any material loss, damage to or destruction of the Collateral of any Credit Party, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.

Section 5.6             Maintenance of Books and Records.

Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities.

Section 5.7             Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender):

(a)            promptly after the Lead Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)            promptly, any litigation, or any investigation or proceeding known or threatened in writing to any Credit Party (i) affecting the Lead Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $10,000,000 or involving injunctions or requesting injunctive relief by or against the Lead Borrower or any Restricted Subsidiary, (ii) affecting or with respect to this Agreement, any other Credit Document or any security interest or Lien created thereunder, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iv) by any Governmental Authority relating to the Lead Borrower or any Restricted Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person;

(c)            as soon as possible and in any event within thirty (30) days after the Lead Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any ERISA Plan, a failure to make any required contribution to an ERISA Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or an ERISA Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Lead Borrower, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any ERISA Plan;

(d)            promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect;

(e)            prompt written notice of any warning letter (or letter of similar effect or import) from the FDA received by any Person (to the knowledge of the Lead Borrower in the case of a Person that is not the Lead Borrower or a Subsidiary) seeking the withdrawal, recall, suspension, import detention or seizure of any Product in excess of $10,000,000 or which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; and

(f)            promptly, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certification.

Each notice pursuant to this Section shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Lead Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Lead Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8             Environmental Laws.

(a)            Comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b)            Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with in all material respects all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings.

Section 5.9             Financial Covenants.

(a)            First Lien Net Leverage Ratio. As of the last day of each fiscal quarter of the Lead Borrower (commencing with the fiscal quarter ending on or about December 31, 2026), not permit the First Lien Net Leverage Ratio to exceed 3.00 to 1.00 (the “Maximum Leverage Financial Covenant”). Notwithstanding the foregoing, in connection with any Material Acquisition, upon written notice from the Lead Borrower to the Administrative Agent, the Lead Borrower may elect to increase the maximum First Lien Net Leverage Ratio set forth above to 3.50 to 1.00 for four consecutive fiscal quarters following the consummation of such Material Acquisition, commencing with the fiscal quarter in which such Material Acquisition giving rise to such election occurred.

(b)            Minimum Interest Coverage Ratio. As of the last day of each fiscal quarter of the Lead Borrower (commencing with the fiscal quarter ending on or about December 31, 2026), not permit the Interest Coverage Ratio to be less than 3.00 to 1.00 (the “Minimum Interest Coverage Financial Covenant” and together with the Maximum Leverage Financial Covenant, collectively, the “Financial Covenants”).

(c)            Specified Equity Contribution. Notwithstanding the above, the parties hereto acknowledge and agree that, solely for purposes of calculations made in determining compliance with this Section 5.9, any cash equity contribution (which equity shall be Qualified Equity Interests or other Equity Interests having terms reasonably satisfactory to the Administrative Agent (but excluding Disqualified Equity Interests)) made to the Lead Borrower by the holders of its Equity Interests following the request therefor by the Lead Borrower during the fiscal quarter or on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered with respect to a fiscal year pursuant to Section 5.1(a) or a fiscal quarter pursuant to Section 5.1(b), as applicable (such date, the “Cure Expiration Date”), will be deemed to increase, dollar for dollar, Consolidated EBITDA for the purposes of determining compliance with the Financial Covenants contained herein at the end of such fiscal year or fiscal quarter and each applicable subsequent period (any such equity contribution, a “Specified Equity Contribution”); provided that (i) in any four (4) fiscal quarter period, there shall be at least two (2) fiscal quarters in respect of which no Specified Equity Contribution is made, (ii) there shall not be more than five (5) Specified Equity Contributions made during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Lead Borrower to be in compliance with the Financial Covenants set forth above, (iv) the amount of any Indebtedness repaid with the proceeds of the Specified Equity Contribution shall be disregarded for purposes of calculating the Financial Covenants set forth above for the fiscal quarter for which such Specified Equity Contribution is made and (v) a Specified Equity Contribution shall only be included in the computation of the Financial Covenants for purposes of determining compliance by the Lead Borrower with this Section 5.9 and not for any other purpose under this Agreement (including, without limitation, any compliance with this Section 5.9 set forth in the definition of Permitted Acquisition and in the determination of the availability of any baskets set forth in Article V or Article VI). Upon the making of a Specified Equity Contribution, the Financial Covenants in this Section 5.9 shall be recalculated giving effect to the increase in Consolidated EBITDA; provided that nothing in this subsection shall waive any Default or Event of Default that exists pursuant to Section 5.9(a) until such recalculation. If, after giving effect to such recalculation, the Lead Borrower is in compliance with the Financial Covenants, the Lead Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable Default or Event of Default that had occurred shall be deemed waived and not to have occurred for all purposes of this Agreement and the other Credit Documents. Notwithstanding anything herein to the contrary, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Administrative Agent, any Lender or any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any remedy solely on the basis of an Event of Default having occurred and being continuing with respect to the Financial Covenants, in each case, at any time prior to the expiration of the Cure Expiration Date (except to the extent that the Lead Borrower has confirmed in writing that it does not intend to provide the Specified Equity Contribution).

Section 5.10           Additional Guarantors.

From and after the Eagle Settlement Date, the Lead Borrower will cause each of its Subsidiaries (other than Excluded Subsidiaries), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Lead Borrower shall give prompt notice to the Administrative Agent after creating a Subsidiary or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Lead Borrower shall comply with the requirements of Section 5.12 and shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b) and (d) and, upon the reasonable request of the Administrative Agent, substantially the same documentation required pursuant to Sections 4.1(c).

Section 5.11           Compliance with Law.

Comply with its Organizational Documents and all Requirements of Law and orders (including Environmental Laws and Health Care Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12           Pledged Assets.

(a)            Equity Interests. Subject to the terms and conditions of the Intercreditor Agreement, each Credit Party will cause from and after the Eagle Settlement Date (a) 100% of the Equity Interests in each of its direct Subsidiaries (other than any Excluded Subsidiary) and (b) 65% of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of its direct Subsidiaries that are CFCs or FSHCOs (other than any Immaterial Subsidiary and any Unrestricted Subsidiary), in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(b)            Personal Property. Subject to the terms and conditions of the Intercreditor Agreement, each Credit Party will cause from and after the Eagle Settlement Date all of its tangible and intangible personal property now owned or hereafter acquired by it (other than Excluded Assets (as defined in the Security Agreement) and except as permitted by the Security Documents) to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Credit Party Obligations pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(c)            Notwithstanding any provision to the contrary in any Credit Document, neither Eagle nor any of its Subsidiaries incorporated in Sweden shall be required to become a Guarantor or provide any guarantee or security for the Credit Party Obligations.

Section 5.13           Designation of Subsidiaries.

The Lead Borrower may designate any Subsidiary (other than a Borrower) as of the Effective Date or subsequently acquired or organized Subsidiary (other than a Borrower) as an “Unrestricted Subsidiary” and subsequently re- designate any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) both (i) immediately prior to giving effect to such designation or re-designation and any related transactions and (ii) on a Pro Forma Basis, immediately after giving effect to any such designation or re-designation and any related transactions, no Event of Default shall have occurred and be continuing, (b) the Lead Borrower shall be in compliance with each of the Financial Covenants then in effect calculated on a Pro Forma Basis after giving effect to such designation and (c) no Unrestricted Subsidiary may own or hold (or have an exclusive license to) any Material Intellectual Property or other property necessary in the operation of the Lead Borrower and its Restricted Subsidiaries business; provided that the Fair Market Value of such subsidiary at the time it is designated as an Unrestricted Subsidiary shall be treated as an Investment by the Lead Borrower and any Indebtedness or Liens of such Subsidiary at the time it is designated as a Restricted Subsidiary must comply with Article VI.

Section 5.14           Anti-Corruption Laws, Etc.

The Lead Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Lead Borrower, its Subsidiaries and their respective directors, officers, employees and Borrower Agents with the Beneficial Ownership Regulation, applicable Anti-Terrorism Laws, the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. (and any foreign counterpart thereto) or any other applicable anti-corruption law and applicable Sanctions.

Section 5.15           Further Assurances and Post-Closing Covenants.

(a)            [Reserved].

(b)            [Reserved].

(c)            Visits and Inspections. The Credit Parties shall permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties (including the Collateral); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants (provided that the Credit Parties shall be afforded the opportunity to participate in any discussions with such independent accountants), its business, assets, liabilities, financial condition, results of operations and business prospects; provided, that so long as no Event of Default has occurred and is continuing, no more than one such inspection or visit shall occur per calendar year and the Lead Borrower shall only be required to pay for the reasonable out-of-pocket expenses of one such inspection or visit during a calendar year. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice. Notwithstanding anything to the contrary in this Section, none of the Lead Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third-party consent legally binding on the Lead Borrower or its Restricted Subsidiaries or (iii) is subject to attorney, client or similar privilege or constitutes or includes attorney work-product.

(d)            Further Assurances. From and after the Eagle Settlement Date, upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts, provide or cause to be provided additional financial information or other information similar to what was provided pursuant to Section 4.1(k), in each case, with respect to the Credit Parties or any of their Subsidiaries and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

(e)            Post-Closing Covenant. The applicable Credit Party shall execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified on such schedule (or such later period of time as agreed to by the Administrative Agent in its sole discretion).

Section 5.16           Use of Proceeds.

The proceeds of the Extensions of Credit shall be used by the Lead Borrower in accordance with Section 3.8 and Section 3.11.

Section 5.17           Eagle Offer Undertakings.

(a)            In each case subject to any confidentiality, regulatory or legal restrictions relating to the supply of such information (other than, in the case of any confidentiality restriction, any such restriction created by the Lead Borrower or any of its Subsidiaries), the Lead Borrower will keep the Administrative Agent informed as to any material developments in relation to the Eagle Offer (including by promptly delivering to the Administrative Agent copies of any press releases required to be made by the Lead Borrower under the Takeover Requirements (including press releases in respect of any irrevocable undertakings or acceptances received in relation to the Eagle Offer)) and will:

(i)            notify the Administrative Agent promptly in writing after becoming aware that (A) the offer document forming part of the Eagle Offer Documents has been published and the date of such publication and (B) the Eagle Offer has become, or been declared, unconditional;

(ii)            promptly deliver to the Administrative Agent a copy of each of the Eagle Offer Documents (including the public announcement confirming that the Eagle Offer has become, or been declared, unconditional), in each case for information purposes only and not required to be in form and substance satisfactory to the Administrative Agent or the Lenders;

(iii)            [reserved]; and

(iv)            promptly notify the Administrative Agent of the occurrence of the Eagle Settlement Date and the Eagle Control Date.

(b)            The Lead Borrower shall not, without the prior written consent of the Administrative Agent (solely with respect to clause (i), such consent not to be unreasonably withheld or delayed):

(i)            waive or amend any condition relating to the Eagle Offer where such waiver or amendment would be reasonably expected to be materially adverse to the interests of the Lenders in their respective capacities as such (or allow the material terms of the offer document forming part of the Eagle Offer Documents (to the extent relating to the Eagle Offer) to materially deviate from the terms set forth in the Announcement in a manner that would be reasonably expected to be materially adverse to the interests of the Lenders in their respective capacities as such), except (A) to the extent required by the Takeover Requirements, the Takeover Authorities or any other applicable Requirement of Law or by any applicable Governmental Authority, (B) the waiver of any condition relating to the Eagle Offer where such waiver does not relate to a condition which the Lead Borrower reasonably considers that it would be entitled, in accordance with the Takeover Requirements, to invoke so as to cause the Eagle Offer not to proceed, lapse or be withdrawn, (C) increasing the price to be paid for the shares in Eagle or (D) in relation to extending the period in which holders of shares in Eagle may accept the Eagle Offer; provided that, for the avoidance of doubt, no extension of any period contemplated in this clause (D) shall operate or be construed as an extension of the Certain Funds Period; or

(ii)            reduce or waive the acceptance condition below a requirement that the Lead Borrower acquires at least 90% of the share capital and votes in Eagle, or declare the Eagle Offer unconditional unless acceptances and other acquisitions will result in that ownership level on the Eagle Settlement Date.

(c)            The Lead Borrower shall comply with the Takeover Requirements and all other laws, regulations, rules, recommendations and authority statements relevant to the Eagle Offer where failure to comply is reasonably likely to materially adversely affect the interests of the Lenders in their capacities as such.

(d)            The Lead Borrower shall (i) initiate the Squeeze-Out Procedure as soon as reasonably practicable after acquiring effective ownership and control of more than 90% of the share capital and votes in Eagle in order to obtain Advance Access to the Minority Shares, (ii) once the arbitration panel has been established, as soon as reasonably practicable request advance title to and advance payment for the remaining Minority Shares and (iii) do all things reasonably practicable to obtain such advance title.

(e)            The Lead Borrower shall use its reasonable efforts to procure that the shares in Eagle cease to be listed on the Stock Exchange promptly following the Eagle Settlement Date.

Article VI

NEGATIVE COVENANTS

The Lead Borrower hereby covenants and agrees that on the Effective Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash (other than contingent indemnification obligations for which no claim has been made), that:

Section 6.1             Indebtedness.

The Lead Borrower will not, nor will it permit any Restricted Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b)            (i) Indebtedness of the Lead Borrower and its Restricted Subsidiaries existing as of the Effective Date as referred to in the financial statements referenced in Section 3.1 or as otherwise set forth in Schedule 6.1(b) hereto and any Permitted Refinancings thereof and (ii) the Convertible Notes and any Permitted Refinancings thereof;

(c)            Indebtedness of the Lead Borrower and its Restricted Subsidiaries incurred after the Effective Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension; and (iii) the total amount of all such Indebtedness shall not exceed the greater of $36,250,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(d)            to the extent permitted pursuant to Section 6.5, unsecured intercompany Indebtedness among the Lead Borrower and its Restricted Subsidiaries; provided that any such Indebtedness owing by a Credit Party to a Restricted Subsidiary that is not a Credit Party shall be (i) fully subordinated to the Credit Party Obligations hereunder on terms reasonably satisfactory to the Administrative Agent and (ii) to the extent required by the Administrative Agent, evidenced by promissory notes which shall be pledged to the Administrative Agent as Collateral for the Credit Party Obligations;

(e)           Indebtedness and obligations owing under (i) Bank Products and (ii) other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)            Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary in a transaction permitted hereunder in an aggregate principal amount not to exceed the greater of $101,500,000 and 35% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding for all such Indebtedness and any Permitted Refinancings thereof; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary of the Lead Borrower or another Restricted Subsidiary;

(g)           Indebtedness arising from agreements providing for indemnification and purchase price adjustment obligations or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Lead Borrower or its Restricted Subsidiaries pursuant to such agreements, in connection with Dispositions, other sales of assets, Permitted Acquisitions or other Investments permitted to be made in accordance with Section 6.5;

(h)           Indebtedness under any Qualifying Loan Facility in respect of which a Reduction/Prepayment Event has occurred, and if the Existing Credit Agreement Amendment has become effective, up to $376,000,000 of indebtedness under the Existing Credit Agreement;

(i)            [reserved];

(j)            Guaranty Obligations in respect of Indebtedness of the Lead Borrower or any Restricted Subsidiary to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section provided that (i) any such guarantee by the Lead Borrower or Restricted Subsidiary of the Indebtedness of a Restricted Subsidiary that is not a Credit Party is otherwise permitted pursuant to Section 6.5, (ii) no guarantee by any Restricted Subsidiary of any Subordinated Debt shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Credit Party Obligations and (iii) if the Indebtedness being guaranteed is contractually subordinated to the Credit Party Obligations, such guarantee shall be contractually subordinated to the guarantee of the Credit Party Obligations on terms at least as favorable (taken as a whole) to the Lenders as those contained in the subordination of such Indebtedness;

(k)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and other Indebtedness in respect of obligations under any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, return items, purchasing card, travel and entertainment card, credit or debit card, electronic funds transfer, automated clearing house transfers of funds and other cash management arrangements in the ordinary course of business;

(l)            trade payables, accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue) not for Funded Debt;

(m)          Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person in each case incurred in the ordinary course of business;

(n)           Indebtedness in respect of performance bonds, bid bonds, surety and (other than surety bonds required in connection with any 401(d) plan(s) maintained by the Lead Borrower and its Restricted Subsidiaries) and similar obligations, not to exceed $2,000,000 in the aggregate at any time outstanding, in each case provided in the ordinary course of business;

(o)           Indebtedness consisting of insurance premiums accrued but not yet due;

(p)           [reserved];

(q)           Indebtedness in respect of taxes, assessments or governmental charges which are permitted to be outstanding in accordance with the terms hereof;

(r)            Indebtedness consisting of judgments not otherwise constituting an Event of Default;

(s)           Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase or redeem Equity Interests of Lead Borrower in an amount not to exceed $2,000,000 at any time outstanding;

(t)            Permitted Target Indebtedness and any Permitted Refinancings thereof;

(u)           [reserved];

(v)           Contribution Indebtedness;

(w)          (i) Indebtedness arising out of Permitted Acquisitions and other Investments permitted to be made in accordance with Section 6.5 to the extent consisting of earnout obligations and other contingent acquisition consideration and (ii) unsecured Indebtedness in the form of Contingent Payments; provided that at the time any such Indebtedness is incurred, no Event of Default shall exist or shall result therefrom;

(x)            any counter-indemnity obligation in respect of any guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in connection with any squeeze-out procedure following the consummation of the Eagle Offer; and

(y)           Indebtedness arising or existing under the Existing Credit Agreement and the other “Credit Documents” (as defined therein); provided that from and after the Initial Funding Date, if the Existing Credit Agreement Amendment has not been obtained, such Indebtedness shall be limited to Indebtedness constituting “Secured Obligations” under and as defined in the Existing Credit Agreement, other than term loans thereunder which are refinanced with the proceeds of the Existing TL Refinancing Commitments/Loans;

Section 6.2            Liens.

The Lead Borrower will not, nor will it permit any Restricted Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)           Liens created by or otherwise existing under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;

(b)           Liens (i) in favor of a Bank Product Provider in connection with a Bank Product; provided, that such Liens shall secure the Credit Party Obligations on a pari passu basis; and (ii) securing obligations in respect of Hedging Agreements specified on Schedule 6.1(b) in accordance with the terms thereof;

(c)           Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within one hundred eighty (180) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(d)           Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Lead Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(e)           statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $2,000,000;

(f)            pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(g)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)           easements, rights of way, restrictions and other similar encumbrances affecting real property which do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(i)            Liens existing on the Effective Date and set forth on Schedule 1.1(b); provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Effective Date and improvements thereon and (ii) the principal amount of the Indebtedness secured by such Lien shall not be extended, renewed, refunded or refinanced;

(j)            any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 1.1(b)); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(k)           Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(l)            any reservation, covenant, zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(m)          restrictions on transfers of securities imposed by applicable Securities Laws;

(n)           Liens arising out of judgments or awards not resulting in an Event of Default; provided that the Lead Borrower or the applicable Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, to the extent available;

(o)           any Lien securing Indebtedness permitted under Section 6.1(f) existing on any property or assets prior to the acquisition thereof by the Lead Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(p)           any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Lead Borrower or any Restricted Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(q)           Liens securing Indebtedness incurred pursuant to Section 6.1(h) provided that any such liens are subject to the Intercreditor Agreement or other intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(r)            assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(s)           [reserved];

(t)            [reserved];

(u)           non-exclusive licenses or sublicenses of intellectual property granted by the Lead Borrower or any Restricted Subsidiary in the ordinary course of business;

(v)           Liens on insurance premiums permitted under Section 6.1;

(w)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(x)            Liens in the nature of setoff, refund or chargeback in favor of counterparties to contractual arrangements with the Lead Borrower or its Restricted Subsidiaries in the ordinary course of business;

(y)           Liens on assets of Eagle and its Subsidiaries that are existing on the Eagle Settlement Date with respect to Permitted Target Indebtedness;

(z)            Liens created by the Convertible Notes Indenture in favor of the trustee thereunder and securing the payment of the fees and expenses of the trustee in respect of the Convertible Notes Indenture;

(aa)         any Lien granted in relation to any squeeze-out procedure following the consummation of the Eagle Offer; and

(bb)         Liens securing Indebtedness permitted under Section 6.1(y).

Notwithstanding the foregoing, if the Lead Borrower or any Restricted Subsidiary shall grant a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Secured Parties, to the extent such Lien has not already been granted to the Administrative Agent.

Section 6.3             Nature of Business.

The Lead Borrower will not, nor will it permit any Restricted Subsidiary to, alter the character of its business in any material respect from that conducted as of the Effective Date; provided that the Lead Borrower or any Subsidiary thereof may engage in any line of business that is similar, corollary, ancillary, incidental or complementary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Lead Borrower or any subsidiary thereof as of the Effective Date.

Section 6.4             Consolidation, Merger, Purchase and Sale of Assets, etc.

The Lead Borrower will not, nor will it permit any Restricted Subsidiary to,

(a)           consummate a Disposition, except the following, without duplication, shall be expressly permitted:

(i)            (A)          the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash, in each case so long as such Disposition is for Fair Market Value;

(ii)           the sale, transfer or other disposition of property or assets to an unrelated party not in the ordinary course of business where and to the extent that they are the result of a Recovery Event to the extent Net Cash Proceeds from such Recovery Event are reinvested or used to make mandatory prepayments pursuant to Section 2.7(b)(ii) or resulting from any condemnation or taking under power of eminent domain or similar proceeding;

(iii)          the sale, lease, transfer or other disposition for Fair Market Value of machinery, parts and equipment no longer used or useful in the conduct of the business of the Lead Borrower or any of its Restricted Subsidiaries;

(iv)          so long as no Event of Default shall exist or shall result therefrom, the (A) sale, lease or transfer of property or assets (1) from a Credit Party or a Restricted Subsidiary of a Credit Party to a Credit Party or (2) among Restricted Subsidiaries that are not Credit Parties or the (B) dissolution of (1) any Credit Party (other than a Borrower) to the extent any and all assets of such Credit Party are distributed to another Credit Party or (2) any Restricted Subsidiary that is not a Credit Party to the extent any and all assets of such Restricted Subsidiary are distributed to a Credit Party or another Restricted Subsidiary that is not a Credit Party;

(v)           the termination of any Hedging Agreement; provided, that no Event of Default shall exist or shall result therefrom;

(vi)          [reserved];

(vii)         sales, transfers and dispositions of Accounts (as defined in the Security Agreement) in connection with the compromise, settlement or collection thereof;

(viii)        licenses of intellectual property granted in the ordinary course of business;

(ix)           lapse or termination of immaterial intellectual property that is no longer useful to its business; and

(x)            termination, surrender or sublease of a real estate lease in the ordinary course of business;

(xi)           Dispositions of property for Fair Market Value to Persons other than the Lead Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 6.4; provided that (i) with respect to any Disposition pursuant to this clause (xi) for a purchase price in excess of the greater of $29,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period preceding such Disposition, the Lead Borrower or a Restricted Subsidiary shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (i), (A) any liabilities (as shown on the most recent balance sheet of the Lead Borrower provided hereunder or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Lead Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Lead Borrower) of the Lead Borrower or such Restricted Subsidiary that are assumed by the transferee with respect to the applicable Disposition (or are otherwise extinguished by the transferee in connection with the transactions relating to such Disposition) and for which the Lead Borrower and all of the Restricted Subsidiaries shall have been validly released, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by the Lead Borrower or such Restricted Subsidiary from such transferee that are converted by the Lead Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), within 180 days following the closing of the applicable Disposition, shall be deemed to be cash, and (C) any Designated Non-Cash Consideration received by the Lead Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (xi) that is at that time outstanding, not in excess of the greater of $72,500,000 and 25% of Consolidated EBITDA for the most recently ended Test Period preceding such Disposition, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and (ii) the Net Cash Proceeds received in connection with any such Disposition shall be applied as (and to the extent) required by Section 2.7(b)(ii);

(xii)          the sale, transfer or other disposition of assets (including forced divestitures) required by any Governmental Authority; provided that the Net Cash Proceeds received in connection therewith shall be applied as (and to the extent) required by Section 2.7(b)(ii); and

(xiii)         Dispositions of non-core assets acquired in any Permitted Acquisition or other Investment permitted under Section 6.5; provided that the Net Cash Proceeds received in connection with any such Disposition shall be applied as (and to the extent) required by Section 2.7(b)(ii);

provided that Liens on any assets granted to or held by the Administrative Agent under any Credit Document to secure the Obligations will be automatically and immediately released upon the occurrence of any sale or other Disposition of such assets to a Person that is not a Credit Party that is permitted by the Credit Documents; or

(b)           effect any merger or consolidation, except for (i) Investments or acquisitions permitted pursuant to Section 6.5 so long as the Credit Party subject to such merger or consolidation is the surviving entity, (ii) (y) the merger or consolidation of a Restricted Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity and (z) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if a Borrower is a party thereto, a Borrower will be the surviving corporation, (iii) the merger or consolidation of a Restricted Subsidiary that is not a Credit Party with and into another Restricted Subsidiary that is not a Credit Party and (iv) the Eagle Offer.

Section 6.5             Advances, Investments and Loans.

The Lead Borrower will not, nor will it permit any Restricted Subsidiary to, make any Investment except for the following (the “Permitted Investments”):

(a)           cash and Cash Equivalents;

(b)           Investments existing as of the Effective Date as set forth on Schedule 1.1(a);

(c)           extensions of trade credit in the ordinary course of business, including receivables owing to the Lead Borrower or any of its Restricted Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)           Investments in and loans to any Credit Party;

(e)           loans and advances to officers, directors and employees in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including Sarbanes-Oxley);

(f)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)           Permitted Acquisitions other than the Eagle Acquisition;

(h)           Investments (i) by Credit Parties in Restricted Subsidiaries that are not Credit Parties in an aggregate amount not to exceed the greater of $50,750,000 and 17.5% of Consolidated EBITDA for the most recently ended Test Period preceding the date of such Investment at any time outstanding; provided that in the event that the Total Net Leverage Ratio, as determined as of the last day of each of any two consecutive Test Periods, is less than 3.50 to 1.00, then the cumulative amount of Investments made prior to the last day of such most recent Test Period in reliance on the prior clause above shall be deemed to be $0.00 solely for purposes of resetting the amount available pursuant to this clause (i) and (ii) by Restricted Subsidiaries that are not Credit Parties in other Restricted Subsidiaries that are not Credit Parties;

(i)            Investments consisting of Bank Products to the extent permitted hereunder;

(j)            [reserved];

(k)           notes payable or stock or other securities issued by account debtors pursuant to negotiated agreements with respect to settlement of such account debtor’s Accounts (as defined in the Security Agreement) in the ordinary course of business;

(l)            [reserved];

(m)          [reserved];

(n)           Investments of a Restricted Subsidiary acquired after the Effective Date or of a Person acquired by, merged into, consolidated with or amalgamated with the Lead Borrower or any Restricted Subsidiary in accordance with Section 6.4 and this Section 6.5 after the Effective Date or that otherwise becomes a Restricted Subsidiary after the Effective Date, in each case, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o)           salary advances, travel expense advances, advances against commissions and other similar advances to employees in the ordinary course of business;

(p)           deposits with landlords in the ordinary course of business to secure or support obligations of the Lead Borrower or any Restricted Subsidiary under the lease of real property;

(q)           to the extent constituting Investments, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction; and

(r)            the Eagle Acquisition, including payments for Minority Shares and under the Squeeze-Out Procedure, and any Investment by a Loan Party in any Restricted Subsidiary that is not a Loan Party in an amount required to permit such Restricted Subsidiary to consummate, directly, or indirectly through one or more other Restricted Subsidiaries, the Eagle Acquisition, which amount is applied, by such Restricted Subsidiary directly or indirectly through one or more other Restricted Subsidiaries to consummate such Eagle Acquisition.

Section 6.6             Transactions with Affiliates.

The Lead Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate, to the extent that such transaction involves payments in excess of $1,000,000 per fiscal year, other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, other than (a) transactions solely between or among Credit Parties (or any Person that becomes a Credit Party as a result of such transaction) to the extent not prohibited under this Agreement and transactions between or among the Credit Parties and their Restricted Subsidiaries to the extent not prohibited under this Agreement, (b)  transactions solely between or among Restricted Subsidiaries that are not Credit Parties to the extent not prohibited under this Agreement, (c) payment of customary directors’ fees, compensation arrangements, indemnification and expense reimbursement of officers, directors, employees and consultants (including the provision of directors and officers insurance), (d) the consummation of the Transactions on (as applicable) the Effective Date, the Announcement Date and the Eagle Settlement Date and, following the Eagle Settlement Date, the consummation of any transaction and the making of any payment required to be consummated or made after the Eagle Settlement Date pursuant to the terms of the Eagle Offer Documents, (e) investments in Subsidiaries permitted by Section 6.5 and (f) any Restricted Payment permitted by Section 6.9.

Section 6.7             Corporate Changes.

The Lead Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders, (c) change its state of incorporation or organization or its registered legal name, without providing ten (10) days (or such shorter period as agreed to by the Administrative Agent) prior written notice to the Administrative Agent with respect to this clause (c) to allow the Administrative Agent to file such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require or (d) change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders.

Section 6.8             Limitation on Restricted Actions.

The Lead Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) with respect to such Restricted Subsidiary, pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, or (d) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or amend or otherwise modify the Credit Documents, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1; provided that any such restriction contained therein are customary for such Indebtedness as determined in the good faith judgment of the Lead Borrower, (iv) customary provisions in leases, licenses, sub-leases, sub-licenses and contracts restricting assignments thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (v) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (vi) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of the Lead Borrower or assets of the Lead Borrower or any Restricted Subsidiary of the Lead Borrower pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (vii) any agreement or restriction or condition in effect at the time any Person becomes a Restricted Subsidiary of the Lead Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Lead Borrower, (viii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (ix) with respect to clause (d), restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (x) restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.

Section 6.9             Restricted Payments; Certain Payments of Indebtedness

(a)           The Lead Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, make or set apart any sum for or pay any Restricted Payment, except:

(i)            to make dividends payable solely in the same class of Equity Interests of such Person;

(ii)           to make dividends or other distributions payable to the Credit Parties (directly or indirectly through its Restricted Subsidiaries);

(iii)          [reserved];

(iv)          [reserved];

(v)           so long as no Event of Default under Section 7.1(a) has occurred and is continuing at the time of making such Restricted Payment or would immediately result therefrom, the Lead Borrower may make other Restricted Payments in an amount not to exceed $5,000,000;

(vi)          [reserved]; and

(vii)         [reserved].

(b)           The Lead Borrower will not, and will not permit any Restricted Subsidiary to make, directly or indirectly, any prepayment (including voluntary and mandatory prepayments), repurchase or redemption (whether in cash, securities or other property) of or in respect of principal or any interest, fees or other amounts of any Junior Financing, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the principal of any Junior Financing that has a substantially similar effect to any of the foregoing, in each case, prior to the scheduled maturity thereof (excluding any payments of regularly scheduled principal, interest, fees, expenses and indemnification obligations in compliance with the terms of this Agreement) (any of the foregoing, a “Restricted Debt Payment”), except:

(i)            mandatory prepayments of any Junior Financing (other than Subordinated Debt) not otherwise prohibited by the terms of this Agreement;

(ii)           Permitted Refinancings of Indebtedness permitted by Section 6.1;

(iii)          the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Lead Borrower;

(iv)          [reserved];

(v)           [reserved];

(vi)          [reserved]; and

(vii)         (A) Restricted Debt Payments with Eligible Equity Proceeds, to the extent such Eligible Equity Proceeds have not otherwise been applied to make any Investment, Restricted Payment or Restricted Debt Payment hereunder, (B) the conversion of all or any portion of any Junior Financing into Qualified Equity Interests of the Lead Borrower, (C) to the extent constituting a Restricted Debt Payment, payment-in-kind of interest with respect to any Junior Financing that is permitted under Section 6.1, and (D) Restricted Debt Payments as part of an “applicable high yield discount obligation” catch up payment with respect to Indebtedness permitted by Section 6.1.

Section 6.10           Sale Leasebacks.

The Lead Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which the Lead Borrower or any Restricted Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Restricted Subsidiary or (b) which the Lead Borrower or any Restricted Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by the Lead Borrower or a Restricted Subsidiary to another Person which is not the Lead Borrower or a Restricted Subsidiary in connection with such lease.

Section 6.11           Amendments to Junior Financing Documents.

The Lead Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Junior Financing in a manner that is materially adverse to the interests of the Lenders, subject to any applicable subordination or intercreditor agreement.

Article VII

EVENTS OF DEFAULT

Section 7.1             Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)           Payment. (i) Any Credit Party shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) [reserved]; or (iii) any Credit Party shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for five (5) Business Days; or (iv) any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or

(b)           Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been (i) with respect to representations and warranties that contain a materiality qualification, incorrect or false on or as of the date made or deemed made and (ii) with respect to representations and warranties that do not contain a materiality qualification, incorrect or false in any material respect on or as of the date made or deemed made; or

(c)           Covenant Default.

(i)            Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in (A) Sections 5.4 (solely with respect to corporate or other formative existence), 5.7(a), 5.9 (provided that, notwithstanding the foregoing, any such breach or failure is subject to Section 5.9(c)), 5.11, 5.15(e), 5.16 or Article VI hereof or (B) Sections 5.1 or 5.2 and, with respect to this clause (B) only, such breach or failure to comply is not cured within ten (10) Business Days after notice thereof from the Administrative Agent to the Lead Borrower; or

(ii)           Any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above) and, with respect to this clause (ii) only, such breach or failure to comply is not cured within thirty (30) days after notice thereof from the Administrative Agent to the Lead Borrower; or

(d)           Indebtedness Cross-Default. (i) The Lead Borrower or any of its Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Loans and the Guaranty) in a principal amount outstanding of at least $35,000,000 for the Lead Borrower and any of its Restricted Subsidiaries in the aggregate beyond any applicable grace period, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) after giving effect to any applicable grace or cure periods, the Lead Borrower or any of its Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans and the Guaranty) in a principal amount outstanding of at least $35,000,000 in the aggregate for the Lead Borrower and its Restricted Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise) (other than, in each case, (1) any event that permits holders of any Convertible Notes to convert or exchange such Indebtedness into common stock of the Lead Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Lead Borrower), cash or a combination thereof, (2) the conversion or exchange of any Convertible Notes into common stock of the Lead Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Lead Borrower), cash or a combination thereof, (3) any repurchase, prepayment, defeasance, redemption, conversion or settlement with respect to any Convertible Notes, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to its terms unless such repurchase, prepayment, defeasance, redemption, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default, (4) any event that permitted the holders of any Permitted Target Indebtedness to convert or exchange such Indebtedness in accordance with the terms thereof and/or the conversion or exchange of any Permitted Target Indebtedness into common stock in accordance with the terms thereof or (5) the occurrence of any early termination, unwind or cancellation and payment (each howsoever defined) of any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction); or (iii) the Lead Borrower or any of its Restricted Subsidiaries shall breach or default any payment obligation under any Hedging Agreement that is a Bank Product; or

(e)           [Reserved]; or

(f)            Bankruptcy Default. (i) The Lead Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Lead Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Lead Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) the Lead Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above; or (iv) the Lead Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(g)           Judgment Default. (i) One or more monetary judgments or decrees shall be entered against the Lead Borrower or any of its Restricted Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $35,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof or (ii) any injunction, temporary restraining order or similar decree shall be issued against the Lead Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(h)           ERISA Default. The occurrence of any of the following: (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any ERISA Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any ERISA Plan or any Lien in favor of the PBGC or an ERISA Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such ERISA Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to an ERISA Plan, in each case of clauses (i) through (vi) above, which event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of the Lead Borrower or any of its Restricted Subsidiaries to pay money that could reasonably be expected to have a Material Adverse Effect; or

(i)            Change of Control. There shall occur a Change of Control; or

(j)            Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party (other than if in accordance with its terms or by reason of the satisfaction in full of all Credit Party Obligations (other than contingent obligations for which no claim has been made)); or

(k)            Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien (subject to Permitted Liens) on a material portion of the Collateral; or

(l)            Classification as Senior Debt. The Credit Party Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any Subordinated Debt instrument; or

If a Default shall have occurred under the Credit Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Credit Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Lenders (in their sole and absolute discretion) as determined in accordance with Section 9.1); and once an Event of Default occurs under the Credit Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 9.1.

Section 7.2             Acceleration; Remedies.

Subject to Section 4.3, upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Loans (with accrued interest thereon), and all other amounts under the Credit Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable; and/or (ii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

Article VIII

THE ADMINISTRATIVE AGENT

Section 8.1             Authorization and Action.

(a)           Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Credit Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Document.

(b)           As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms of the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Lead Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)           In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Lead Borrower. Without limiting the generality of the foregoing:

(i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender Lender or any other holder of any Obligation other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii)           nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)           The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)           None of any Syndication Agent, Documentation Agent or Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding;

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Credit Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g)           The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Lead Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guaranty of the Obligations provided under the Credit Documents, to have agreed to the provisions of this Article.

Section 8.2            Administrative Agent’s Reliance; Limitation of Liability, Etc.

(a)           Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(b)           The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.7 unless and until written notice thereof stating that it is a “notice under Section 5.7” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Lead Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Lead Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Credit Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by the Borrowers, any Subsidiary, any Lender as a result of any exchange rate or currency equivalent.

(c)           Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.6, (ii) may rely on the Register to the extent set forth in Section 9.6(c), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Credit Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

Section 8.3             The Administrative Agent Individually.

With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Lead Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.4             Acknowledgements of Lenders.

(a)           Each Lender represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, Syndication Agent or Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, Syndication Agent or Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Lead Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b)           Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Section 8.5            [Reserved].

Section 8.6            [Reserved].

Section 8.7             Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the written consent of the Lead Borrower (such consent not to be unreasonably withheld and which consent shall not be required during any period in which an Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, with the written consent of the Lead Borrower (such consent not to be unreasonably withheld and which consent shall not be required during any period in which an Event of Default exists), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Lead Borrower and such Person remove such Person as Administrative Agent and, with the written consent of the Lead Borrower (such consent not to be unreasonably withheld and which consent shall not be required during any period in which an Event of Default exists), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Lead Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.8            [Reserved].

Section 8.9            [Reserved].

Section 8.10          Borrower Communications.

(a)           The Administrative Agent and the Lenders agree that the Lead Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)           Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders and the Lead Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Lead Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Lead Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE LEAD BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” shall mean, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Lead Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Lead Borrower to the Administrative Agent through an Approved Borrower Portal.

(d)           Each of the Lenders and the Lead Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)           Nothing herein shall prejudice the right of the Lead Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.11          Collateral and Guaranty Matters.

(a)           The Lenders and the Bank Product Providers irrevocably authorize and direct the Administrative Agent:

(i)            to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)           to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2(c);

(iii)          to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder;

(iv)          to enter into the Intercreditor Agreement and any other intercreditor or subordination agreement contemplated by the Credit Documents with respect to Indebtedness permitted hereunder that is secured by Liens permitted hereunder, and each Secured Party agrees to be bound by the terms thereof; and

(v)           to release any Additional Subsidiary Borrower from its obligations as a Borrower (but not a Guarantor unless clause (iii) above shall apply) hereunder upon the request of the Lead Borrower; provided that no such Borrower shall be released from its obligations under the Credit Documents unless (i) the Lead Borrower delivers to the Administrative Agent a notice of termination with respect to such Borrower and (ii) the Lead Borrower shall remain liable for the obligations of such Borrower outstanding hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Lead Borrower’s expense, to execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Documents, or to release such Credit Party from its obligations under the applicable Security Documents, in each case in accordance with the terms of the Credit Documents and this Section.

(b)           Notwithstanding the foregoing or anything to the contrary herein or in any other Credit Document, no Guarantor shall (x) be deemed to be an Excluded Subsidiary pursuant to clause (a) of the definition thereof or (y) automatically be released and no liens on Collateral of such Guarantor shall automatically be released, in each case, solely as a result of such Guarantor ceasing to be a Wholly Owned Subsidiary of the Lead Borrower if (i) the disposition of equity interests of such Guarantor pursuant to which it ceased to be a Wholly Owned Subsidiary of the Lead Borrower was undertaken for the purpose of causing such Guarantor to cease to be a Guarantor or (ii) such Guarantor remains a majority-owned Subsidiary of the Lead Borrower and the other owners of Equity Interests in such Guarantor are Affiliates (or Related Parties) of the Lead Borrower.

(c)           The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.12           [Reserved].

Section 8.13           Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity hereunder and its Affiliates and its officers, directors, agents and employees (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.14          Credit Bidding.

(a)           The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.

(b)           Each Lender hereby agrees that, except as otherwise provided in any Credit Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Section 8.15          Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Credit Document.

Section 8.16          [Reserved].

Section 8.17          [Reserved].

Section 8.18          Lender Actions.

Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit any Lender (a) from exercising setoff rights in accordance with Section 9.7 or (b) filing proofs of claims in any bankruptcy proceeding relative to any Credit Party under any Debtor Relief Law; and provided further, that in addition to the matters set forth in clauses (a) and (b) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.19          Secured Bank Product Obligations

No Bank Product Provider that obtains the benefits of Section 2.11(b), the Security Documents or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Debt unless the Administrative Agent has received written notice of such Credit Party Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

Section 8.20          Erroneous Payments.

(a)           If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party such Lender (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.20(b).

(c)           Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Credit Document, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)           In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Lead Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Lead Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Credit Documents with respect to each Erroneous Payment Return Deficiency.

(e)           The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Lead Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Lead Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)           Each party’s obligations, agreements and waivers under this Section 8.20 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

Article IX

MISCELLANEOUS

Section 9.1            Amendments, Waivers, Consents and Release of Collateral.

(a)           Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section, nor may Collateral be released except as specifically provided for herein or in the Security Documents. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i)            (A) reduce the amount or extend the scheduled date of maturity of any Loan or any installment thereon, or (B) reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of the Default Rate, which shall be determined by a vote of the Required Lenders) or (C) extend the scheduled date of any payment of any Loan or any installment thereon or (D) increase the amount or extend the expiration date of any Lender’s Commitment (or reinstate any Commitment terminated pursuant to Section 2.6), in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance or Extraordinary Receipt, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan; or

(ii)           amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)          release any Borrower or all or substantially all of the value of the Guaranty, without the written consent of all of the Lenders; provided that the Administrative Agent may release any Guarantor permitted to be released pursuant to the terms of this Agreement; or

(iv)          release all or substantially all of the value of the Collateral without the written consent of all of the Lenders; provided that the Administrative Agent may release any Collateral permitted to be released pursuant to the terms of this Agreement or the Security Documents; or

(v)           except as permitted by Section 8.11, subordinate (i) the Liens on all or substantially all of the value of the Collateral to the Liens on such collateral securing any other Indebtedness or (ii) the right of payment of the Obligations to the right of payment of any other Indebtedness without the written consent of all of the Lenders (other than any such subordination to the extent that each directly and adversely affected Lender has been provided a right of first refusal to participate in such other Indebtedness on the same terms (other than arrangement or restructuring fees and reimbursement of fees and expenses) as offered to all other providers of such other Indebtedness); or

(vi)          [reserved];

(vii)         permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(viii)        amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of all Lenders without the written consent of all the Lenders; or

(ix)           amend, modify or waive (A) the order in which Credit Party Obligations are paid or (B) the pro rata sharing of payments by and among the Lenders, in each case in accordance with Section 2.11(b), Section 2.11(c) or Section 9.7(b) without the written consent of each Lender directly affected thereby; or

(x)            amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(xi)           amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action.

(b)           Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)           Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.7).

(d)           Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of (x) any Credit Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or (ii) correct any error or omission of a technical or administrative nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof or (y) the Fee Letter.

(e)           Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

(f)            In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, the Borrowers may, at their sole expense, upon notice to such Non-Consenting Lender and the Administrative Agent from the Lead Borrower, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6(b)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.6(b) for an assignment of Loans or Commitments, as applicable, which consents shall not unreasonably be withheld or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), and (iii) unless waived by the Administrative Agent, the Borrowers or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.6(b)(iv). In the event that a Non-Consenting Lender does not comply with the requirements of the immediately-preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6(b) on behalf of a Non-Consenting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.

(g)           Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Credit Documents and shall be excluded in determining whether all Lenders, all affected Lenders, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.2); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(h)           Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of each Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.15, 2.16 and 9.5), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement (other than contingent indemnification obligations for which no claim has been made).

(i)            For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 9.1, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent in accordance with Section 2.13.

Section 9.2            Notices.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)            If to the Lead Borrower or any other Credit Party:

ANI Pharmaceuticals, Inc.

210 Main Street West

Baudette, MN 56623

Attention: Stephen Carey, CFO

Telephone:

Fax:

Email:

with a copy (which shall not constitute notice) to:

104 Carnegie Center Drive

Suite 300

Princeton, NJ 08540

Attention: Legal Department

Telephone:

Email:

(ii)           if to the Administrative Agent, to its address most recently provided in writing to the Lead Borrower and the Lenders, and

(iii)          if to a Lender, to it at its address (or facsimile number or email) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent and/or each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Change of Address, Etc. Any party hereto may change its address or facsimile number or email for notices and other communications hereunder by notice to the other parties hereto.

(d)           Platform.

(i)            Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the the other Lenders by posting the Communications on the Platform.

(ii)           The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications other than any liabilities arising from the gross negligence, bad faith or willful misconduct of such Agent Party as determined in a final and non-appealable judgment by a court of competent jurisdiction. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform other than any liabilities arising from the gross negligence, bad faith or willful misconduct of such Agent Party as determined in a final and non-appealable judgment by a court of competent jurisdiction (it being understood and agreed that all communications so transmitted shall continue to be subject to the terms of the confidentiality provisions set forth herein). “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(e)           Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Lead Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall, jointly and severally, indemnify the Administrative Agent, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Lead Borrower in the absence of gross negligence, bad faith or willful misconduct of such Person as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Section 9.3            No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4             Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Extensions of Credit; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been made).

Section 9.5             Payment of Expenses and Taxes; Indemnity.

(a)            Costs and Expenses. The Borrowers shall, jointly and severally, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, but not limited to, reasonable and documented consultant’s fees (to the extent any such consultant has been retained with the Lead Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed))), reasonable and documented travel expenses and reasonable and documented or invoiced out-of-pocket legal expenses of one firm of outside counsel for the Administrative Agent or its Affiliates, and, if necessary, of a single local counsel for the Administrative Agent or its Affiliates in each appropriate jurisdiction, but excluding the allocated costs of internal counsel, in each case, incurred in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrowers. The Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Documentation Agent, each Syndication Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses, joint or several, to which any such Indemnitee may become subject, or any claim, litigation, investigation or proceeding (including any inquiry or investigation) (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnitee is a party thereto, whether or not such Proceedings are brought by a Borrower, Eagle or their respective equity holders, Affiliates, creditors or any other third person, and reimburse each such Indemnitee for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnitee affected by such conflict has informed you in writing of such conflict and thereafter retains separate counsel, one additional counsel in each applicable jurisdiction to each group of similarly affected Indemnitees, but in each and every case excluding the allocated costs of internal counsel, and other reasonable and documented or invoiced out-of-pocket fees and expenses, in each case, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Lead Borrower or any of its Restricted Subsidiaries, or any liability under Environmental Law related in any way to the Lead Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Lead Borrower or any Restricted Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (ii) a material breach in bad faith of the obligations of such Indemnitee under this Agreement or any other Credit Document, (B) disputes solely between or among Indemnitees that does not result from any act or omission by the Borrowers; provided that, if such a dispute involves a claim or proceeding brought against any of the Administrative Agent or Arranger in their capacities as such by other Indemnitees, the Administrative Agent or such Arranger shall be entitled, subject to the other limitations and exceptions set forth in this Section 9.5(b), to the benefits of the indemnifications provided for in this Section 9.5(b) or (C) result from a claim brought by the Lead Borrower or any Restricted Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Lead Borrower or such Restricted Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, the Borrowers shall only be responsible to indemnify the Indemnitees for one external counsel and one external local counsel in each applicable jurisdiction if required and as selected by the Administrative Agent (and to the extent an Indemnitee determines, after consultation with legal counsel, that an actual or potential conflict may exist, one separate legal counsel for each group of similarly affected Indemnitees, taken as a whole in each applicable jurisdiction).

(c)            Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or other party hereto, on any theory of liability, for special, indirect, exemplary, consequential (including, without limitation, any loss of profits, business or anticipated savings) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this Section 9.5(d) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.5(d) against any special, indirect, exemplary, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions other than any liabilities arising from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined in a final and non-appealable judgment by a court of competent jurisdiction (it being understood and agreed that information so transmitted shall continue to be subject to the terms of the confidentiality provisions set forth herein).

(e)            Payments. All amounts due under this Section shall be payable promptly, and in any event within thirty (30) days after demand therefor.

(f)            Survival. The agreements in this Section 9.5 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made).

Section 9.6             Successors and Assigns; Participations.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Borrowing) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Borrowing) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignment) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Facility, unless (x) each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) or, (y) if less, all of such Lender’s remaining Loans and commitments.

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Borrowings on a non-pro rata basis.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Lead Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (w) a Specified Event of Default has occurred and is continuing at the time of such assignment or (x) with respect to any Loans, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (other than in the case of clause (x) above) the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and provided, further, that any assignment by a Lender of a Commitment (other than an assignment by a Lender to its Affiliate) shall require the consent of the Lead Borrower which may be withheld in its sole discretion; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments to any Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Lead Borrower or the Lead Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) any Disqualified Lender.

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Lead Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, the Lead Borrower or any of the Lead Borrower’s Affiliates or Subsidiaries or any Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.1 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Lead Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 9.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Disqualified Lenders.

(i)            Any assignment or participation by a Lender without the Lead Borrower’s prior written consent (which shall not be subject to the deemed consent provisions set forth above) to a Disqualified Lender shall not be permitted; provided that no supplement to the list of Disqualified Lenders shall have retroactive effect with respect to any Person that holds any Loans and/or Commitments or participations. The Administrative Agent may provide the list of Disqualified Lenders to any Lender that requests to see the list and may inform any potential assignee that it is included on the list of Disqualified Lenders, as applicable; provided that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.

(ii)           If any assignment or participation is made to any Disqualified Lender without the Lead Borrower’s prior written consent in violation of this clause (e), or if any Person becomes a Disqualified Lender after the date (the “Trade Date”) on which the assigning Lender enters into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person, the Borrowers may, at their sole expense, upon notice to the applicable Disqualified Lender and the Administrative Agent, in the case of outstanding Loans held by Disqualified Lenders, purchase or prepay such Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case, plus accrued interest thereon, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.6), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations under this Agreement, in each case plus accrued interest thereon, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not, and will not have the right to, (x) receive information, reports or other materials provided to Lenders by the Lead Borrower, any Subsidiary, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the other Lenders and the Administrative Agent, or (z) access any electronic site established for the other Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any other Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, the Loans and Commitments held by each such Disqualified Lender shall be deemed not to be outstanding, and (y) for purposes of voting on any plan of reorganization or similar plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7      Right of Set-off; Sharing of Payments.

(a)           If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Credit Party against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch, office or affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)          the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply).

(c)           Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.8             Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9            Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it (it being agreed that the Administrative Agent hereby consents to Electronic Signatures delivered by facsimile or emailed pdf., and Electronic Signatures executed through DocuSign, Adobe Sign or any similar commercially available electronic signature platform); provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature. Notwithstanding anything to the contrary herein or in any other Credit Document, no Borrower or other Credit Party shall be required to deliver a manually executed (“wet ink”) counterpart of this Agreement, any other Credit Document or any Ancillary Document, except to the extent a manually executed original is required by applicable Requirements of Law or by any filing or recording office for the purpose of filing or recording such document. Without limiting the generality of the foregoing, each Borrower and each other Credit Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the other Credit Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against the Administrative Agent and any Lender or any of their Related Parties for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any Borrower and/or any other Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.10          Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11          Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12          [Reserved].

Section 9.13          Governing Law; Consent to Jurisdiction; Service of Process and Venue.

(a)           Governing Law. This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York. PROVIDED, HOWEVER, THAT (A) THE DETERMINATION OF WHETHER THE EAGLE OFFER MAY BE TERMINATED OR HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE EAGLE OFFER DOCUMENTS AND (B) ALL ISSUES, CLAIMS AND DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THE EAGLE OFFER DOCUMENTS SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE GOVERNING LAW OF THE EAGLE OFFER DOCUMENTS AS IN EFFECT ON THE EFFECTIVE DATE.

(b)           Consent to Jurisdiction. Each Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)           Waiver of Venue. Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14           Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties with a reasonable need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), provided that the applicable Lender or Administrative Agent, shall be responsible for its Affiliates’ and its and their respective Related Parties’ compliance with this paragraph; (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case the Administrative Agent and the Lenders agree (except with respect to any audit or examination conducted by bank accountants or any regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Lead Borrower promptly thereof prior to such disclosure and to reasonably cooperate with the Lead Borrower, at the Borrowers’ expense, in seeking a protective order or other appropriate remedy; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process based on the reasonable advice of counsel, in which case the Administrative Agent and the Lenders agree (except with respect to any audit or examination conducted by bank accountants or any regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Lead Borrower promptly thereof prior to such disclosure and to reasonably cooperate with the Lead Borrower, at the Borrowers’ expense, in seeking a protective order or other appropriate remedy; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to being bound by the terms of this Section or to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) S&P and Moody’s in connection with obtaining any ratings in respect of the Borrowers and the Loans and to any rating agency in connection with obtaining shadow ratings required by any financing source or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, in each case, subject to such Person being bound by the terms of this Section or to an agreement containing provisions substantially the same as those of this Section; (h) with the written consent of the Lead Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

For purposes of this Section, “Information” shall mean all information received from the Lead Borrower or any of its Restricted Subsidiaries relating to the Lead Borrower, any of its Restricted Subsidiaries, Eagle or any of its subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Lead Borrower or any of its Restricted Subsidiaries; provided that, in the case of Information received from the Lead Borrower or any of its Restricted Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.14 shall prohibit any Person from voluntarily disclosing or providing any Information to any Governmental Authority or any regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”), to the extent that any prohibition on such disclosure would be prohibited by the laws or regulations applicable to such Regulatory Authority, in each case solely to the extent such disclosure or provision of Information is required by applicable laws or regulations.

Section 9.15           Acknowledgments.

Each Borrower and the other Credit Parties each hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)           neither the Administrative Agent, nor any Arranger, Documentation Agent, Syndication Agent or Lender has any fiduciary relationship with or duty to any Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent, Arranger, Documentation Agents, Syndication Agents and the Lenders, on one hand, and any Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c)           no joint venture exists among the Lenders, Arranger, Documentation Agents, Syndication Agents and the Administrative Agent, on the one hand, and the Credit Parties, on the other hand.

Section 9.16           Waivers of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17           Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act. In addition, each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Beneficial Ownership Regulation, it may be required to obtain a Beneficial Ownership Certification. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each Lender and the Administrative Agent. Each Credit Party hereby agrees that the Administrative Agent shall be permitted to share all such information delivered by such Credit Party pursuant to this Section 9.17 with the Lenders.

Section 9.18           Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19           [Reserved.]

Section 9.20           Continuing Agreement.

This Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Agreement) have been paid in full (other than contingent indemnification obligations for which no claim has been made) and all Commitments have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrowers, deliver all the Collateral in its possession to the Borrowers and release all Liens on the Collateral.

Section 9.21           [Reserved.]

Section 9.22           Appointment of Borrower.

Each of the Borrowers (other than the Lead Borrower) and the Guarantors hereby appoints the Lead Borrower to act as its agent for all purposes under this Agreement and agrees that (a) the Lead Borrower may execute such documents on behalf of such Borrower or Guarantor as the Lead Borrower deems appropriate in its sole discretion and each other Borrower and Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Lead Borrower shall be deemed delivered to each other Borrower or Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Lead Borrower on behalf of each other Borrower or Guarantor.

Section 9.23           No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, Arranger, Documentation Agents, Syndication Agents and Lenders (the “Covered Parties”) on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Covered Parties are and have been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) the Covered Parties have not assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether any of the Covered Parties have advised or are currently advising any Credit Party or any of its Affiliates on other matters) and the Covered Parties do not have any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Covered Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and each of the Covered Parties has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) each of the Covered Parties has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Covered Parties with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.24           Responsible Officers and Authorized Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers and the Authorized Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto.

Section 9.25           Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.26      Certain ERISA Matters

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)           the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Credit Document or any documents related hereto or thereto).

Section 9.27           Acknowledgement Regarding Any Supported QFCs.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.28           Intercreditor Agreements.

The Administrative Agent is authorized by the Lenders and each other Secured Party to, and shall, at the request of the Lead Borrower, enter into the Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted hereunder to be subordinated in right of payment or with respect to security and/or (B) secured by any Lien on the Collateral permitted to be incurred and secured by a Lien on the Collateral, whether secured on a pari passu basis or junior lien basis with respect to the Collateral, and (ii) that contemplates an intercreditor, subordination, collateral trust or similar agreement and/or (b) Credit Party Obligations, whether or not constituting Indebtedness; provided that, other than with respect to the Intercreditor Agreement, the Administrative Agent shall have posted such agreement to the Lenders and the Required Lenders shall not have objected in writing to such agreement within five (5) Business Days following such posting (any such intercreditor, subordination, collateral trust and/or similar agreement, including for the avoidance of doubt the Intercreditor Agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Additional Agreement is binding upon them. Each Lender and each other Secured Party party hereto hereby (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Lenders and the other Secured Parties to extend credit to the Borrower, and the Lenders and the other Secured Parties are intended third party beneficiaries of such provisions and the provisions of any Additional Agreement.

Section 9.29           Conflicts.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, in the event of any conflict or inconsistency between this Agreement and any other Credit Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between the Intercreditor Agreement or any other Additional Agreement and any Credit Document, the terms of such Intercreditor Agreement or other Additional Agreement shall govern and control.

Section 9.30           Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Article X

GUARANTY

Section 10.1           The Guaranty.

In order to induce the Lenders to enter into this Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Bank Product, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Bank Product Provider as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Bank Product, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, on demand, together with any and all reasonable and documented out-of-pocket expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrowers, including specifically all Credit Party Obligations, arising in connection with this Agreement, the other Credit Documents or any Bank Product, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether any Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2           Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrowers to the Lenders and any Bank Product Provider whether or not due or payable by the Borrowers upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that a Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to a Borrower or a Guarantor, the estate of a Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3           Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrowers whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by a Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrowers, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by a Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Bank Product Provider receive pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4           Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or Borrower and whether or not any other Guarantor or Borrower is joined in any such action or actions.

Section 10.5          Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrowers or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

Section 10.6          Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Bank Product Provider to inquire into the capacity or powers of the Borrowers or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7          Waiver.

(a)           Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Bank Product Provider’s whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including, without limitation, any defense based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against any Borrower or any other party or any security.

(b)           Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)           Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders or any Bank Product Provider against any Borrower or any other guarantor of the Credit Party Obligations of any Borrower owing to the Lenders or such Bank Product Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Credit Party Obligations of the Borrowers until such time as the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full and the Commitments have been terminated.

Section 10.8          Limitation on Enforcement.

The Lenders and the Bank Product Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Bank Product Provider (only with respect to obligations under the applicable Bank Product) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Bank Product Provider under any Bank Product.

Section 10.9          Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrowers, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

Section 10.10         Eligible Contract Participant.

Notwithstanding anything to the contrary in any Credit Document, no Guarantor shall be deemed under this Article X to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in § 1a(18) of the Commodity Exchange Act, at the time the guarantee under this Article X becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided however that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Credit Party Obligations of such Guarantor under this Article X by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

Section 10.11         Keepwell.

Without limiting anything in this Article X, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Article X becomes effective with respect to any Swap Obligation, to honor all of the Obligations of such Guarantor under this Article X in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 10.11, or otherwise under this Article X, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until termination of the Commitments and payment in full of all Loans and other Credit Party Obligations. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

LEAD BORROWER:	ANI PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Stephen Carey
	Name:	Stephen Carey
	Title:	Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDER:	JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent on behalf of the Lenders

	By:	/s/ Yonas Zewdie
	Name:	Yonas Zewdie
	Title:	Vice President